AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

OFFERING CIRCULAR

7,397,697 Shares of Class A common stock ($49,397,697)

The date of this Offering Circular is October 11, 2018

We are following the Offering Circular format prescribed by Part II of Form 1-A.

We are offering 7,397,697 shares of Class A common stock. See “Plan of Distribution” and “Securities Being Offered” for a description of our capital stock.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

There is currently no trading market for our common stock.

These are speculative securities. Investing in our shares involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 3.

	Price to Public	Underwriting discounts and commissions (1)	Proceeds to issuer (2)	Proceeds to other persons (3)
Per share:	$8.00	$0.00	$7.20	$0.80
Total(4)	$49,397,697	$0.00	$44,178,387.90	$5,219,309.10

(1)	The shares will be offered on a “best-efforts” basis by our officers, directors and employees, and we do not intend to use commissioned sales agents or underwriters.
(2)

Does not include expenses of the offering, including costs of blue sky compliance, legal fees, accounting fees, and fees and expenses of the Company’s stock transfer agent in connection with this offering, estimated to be $230,000 in the aggregate and an aggregate of approximately $151,000 in fees paid to the following parties in connection with services previously provided in connection with this offering: Stradling Yocca Carlson & Rauth, P.C., for certain legal services, FundAmerica, LLC for certain administrative services, Provident Trust Group, LLC for certain escrow services and StartEngine Crowdfunding, Inc. for certain posting services. For more information about the expenses of this offering, please see the section entitled, “Plan of Distribution and Selling Securityholders.”

(3)

Represents estimated net proceeds to certain selling securityholders, including our Chief Executive Officer, Arie Trouw, who plan to sell up to 11% of the 7,397,697 shares of Class A common stock offered in this offering. For more information about Mr. Trouw’s equity holdings in the Company, including his and other selling securityholders’ intention to sell certain shares of Class A common stock in this offering, please see the section entitled, “Plan of Distribution and Selling Securityholders.”

(4)	Includes the previous sale of approximately 1,397,697 shares of our Class A common stock in this offering as of March 19, 2018, at the public offering price of $1.00 per share.

The United States Securities and Exchange Commission (the “Commission”) does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Arie Trouw

Chief Executive Officer

XY - the Findables Company

1133 Columbia Street #205

San Diego, CA 92101

(760) 994-9537

http://www.xyfindit.com/

Copies to:

Amit Singh, Esq.

Stradling Yocca Carlson & Rauth, P.C.

4365 Executive Drive, Suite 1500

San Diego, CA 92121

(858) 926-3000

i

OFFERING SUMMARY

The following summary highlights selected information contained in this Offering Circular. This summary does not contain all the information that may be important to you. You should read the more detailed information contained in this Offering Circular, including, but not limited to, the risk factors beginning on page 3. Unless the context indicates otherwise, as used in this Offering Circular, the terms “XY,” “we,” “us,” “our” and the “Company” refer to XY - the Findables Company, a Delaware corporation, and its subsidiaries taken as a whole, unless otherwise noted.

Our Company

XY - the Findables Company (“XY” or the “Company”), is a corporation organized under the laws of the State of Delaware. On May 27, 2016 we converted from a Delaware limited liability company to a Delaware corporation pursuant to applicable conversion statutes of the Delaware General Corporation Law. Our principal executive offices are located at 1133 Columbia Street #205 San Diego, California 92101, and our telephone number is (760) 994-9537. Our website address is http://www.xyfindit.com/. The information contained on, or that can be accessed through, our website is not a part of this Offering Circular. Investors should not rely on any such information in deciding whether to purchase shares of our Class A common stock. We have included our website address in this Offering Circular solely as an inactive textual reference.

This Offering

Securities offered	7,397,697 shares of Class A common stock ($49,397,697)(1)

Common stock outstanding before the offering (2)	32,670,627 shares

Common stock outstanding after the offering (2)(3)	40,068,324 shares

Use of proceeds	The net proceeds of this offering will be used primarily for general corporate purposes, including working capital.

Risk factors

Investing in our shares involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this Offering Circular.

(1)	Includes the previous sale of approximately 1,397,697 shares of our Class A common stock in this offering as of March 19, 2018, at the public offering price of $1.00 per share.
(2)

Includes both shares of Class A common stock and Class B common stock but does not include 1,677,700 shares of Class A common stock issuable upon exercise of outstanding options held by certain employees and other service providers of the Company as of May 31, 2016.

(3)	Assumes the sale of 7,397,697 shares of Class A common stock.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

RISK FACTORS

An investment in our shares involves a high degree of risk and many uncertainties. You should carefully consider the specific factors listed below, together with the cautionary statement that follows this section and the other information included in this Offering Circular, before purchasing our shares in this offering. If one or more of the possibilities described as risks below actually occur, our operating results and financial condition would likely suffer and the trading price, if any, of our shares could fall, causing you to lose some or all of your investment. The following is a description of what we consider the key challenges and material risks to our business and an investment in our securities.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

We have a limited operating history and are focused on growth.

Our limited operating history makes evaluating the business and future prospects difficult, and may increase the risk of your investment. XY was formed in 2012 as a limited liability company organized under the laws of the State of Delaware under the name “Ength Degree LLC” and we have not yet reached annual profitability and may never reach such profitability. Currently we are focused on growth through developing and launching our new blockchain technology platform, the XY Oracle Network (the “XYO Network”). For more information about our corporate history, please see the section entitled “Business.” We intend in the longer term to derive substantial revenues from both our blockchain endeavors through the XYO Network and the sales of the XY4+, XY GPS and the rest of our Findable™ product line.

We have historically depended on sales of our findable devices for substantially all of our revenue, and any decrease in the sales of these products would harm our business.

To date, substantially all of our revenue has been derived from sales of our findable devices and we expect to continue to derive the substantial majority of our revenue from sales of such devices for the foreseeable future. As used in this offering statement, a “findable device” means a small device that uses one of many technologies, including Bluetooth, Cellular, GPS, NFC, or other technologies, that, when attached to a mundane item allows that item to be located and tracked with a smartphone or other remote device.

A decline in the price of these products, whether due to macroeconomic conditions, competition or otherwise, or our inability to increase sales of these products, would harm our business and operating results. Any decrease in the sales of our findable devices would harm our business. While we are evaluating other products and services to add to our offerings and may execute on such opportunities, we expect sales of findable devices to represent a substantial portion of our revenue for the foreseeable future. As a result, our future growth and financial performance will depend heavily on our ability to develop and sell enhanced versions of our findable devices. If we fail to deliver product enhancements, new releases or new products that our customers want, our business and results of operations would be harmed.

We intend to shift our primary source of revenue to the XYO Network. This revenue would come from business partnerships and integration of the XYO Network with other platforms once development of the XYO Network has been completed. Should these partnerships not come to fruition, future growth of the company could be hindered. Please refer to the section entitled “Business” for more details about our XYO Network.

Our independent registered public accounting firms’ reports on the Company’s financial statements questions the Company’s ability to continue as a going concern.

The Company’s independent registered public accounting firm’s report on the Company’s financial statements for the years ended December 31, 2017 and 2016 expresses doubt about the Company’s ability to continue as a going concern. The report includes an explanatory paragraph stating that the Company has suffered recurring losses, used significant cash in support of its operating activities and, based on its current operating levels, requires additional capital or significant restructuring to sustain its operation for the foreseeable future. There is no assurance that the Company will be able to obtain sufficient additional capital to continue its operations and to alleviate doubt about its ability to continue as a going concern. If the Company obtains additional financing, such funds may not be available on favorable terms and likely would entail considerable dilution to existing stockholders. Any debt financing, if available, may involve restrictive covenants that restrict the Company’s ability to conduct its business. It is extremely remote that the Company could obtain any financing on any basis that did not result in considerable dilution for stockholders. Inclusion of a “going concern qualification” in the report of the Company’s independent accountants or in any future report may have a negative impact on its ability to obtain debt or equity financing and may adversely impact its stock price. For more information about the Company’s ability to continue to operate as a going concern, please see Note 2 to our financial statements for the years ended December 31, 2017 and 2016.

As the market for findable devices grows, the marketing and advertising costs required to stay competitive will grow accordingly. If we are unable to maintain our margins to generate additional funds to continue marketing, our sales channels could lose efficiency.

To maximize margins, XY must compete on features and product quality over price point. If we lose our competitive edge in respect of features and product quality, we may be forced to compete strictly on price and marketing only, which may greatly decrease our margins and our business prospects could be substantially harmed.

If we are unable to continue to produce our devices at a low cost, our customers may choose to forgo purchasing our findable devices altogether.

The cost of manufacturing our XY devices requires the sale of a substantial volume of such devices in order to reduce the cost of goods sold and increase our margins. If we cannot maintain the sale of sufficient volume to remain competitive, then our manufacturing costs will increase relative to our competitors’ manufacturing cost, making it difficult to compete. Additionally, world market conditions or not mitigating domestic and international taxes and tariffs may significantly increase our cost of goods sold and adversely affect our competitive position with respect to the competition.

We expect that the point at which we can attain sustainable margins over our cost of goods sold is when we sell at least 100,000 units per year for any one of our devices, or make a substantial number of partnerships with other businesses to commercialize the XYO Network once development of the XYO Network has been completed. In addition, as tooling costs are greater for XY GPS as compared to our other devices, the failure to sell substantial volume of XY GPS may adversely affect our operating results and overall financial condition. To help alleviate the effect of higher tooling costs, XY has raised its manufacturer’s suggested retail price (“MSRP”) for all of its Findable™ products as of February 2018.

We will require substantial additional financing to market and promote XY4+ and XY GPS, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our commercialization efforts, product development or other operations of our Findable™ consumer business.

Since our inception and as of December 31, 2017, we have invested approximately $1,700,000 in the research, development and production of XY1, XY2, XY3 and XY GPS, as well as related technologies, which will continue to require substantial funds. We have funded our operations primarily through a Kickstarter Campaign, which raised approximately $200,000 in 2014; proceeds from this offering in the amount of approximately $1,397,697 as of March 19, 2018; sales of XY1, XY2, XY3 and XY GPS; and proceeds resulting from certain promissory notes issued under (i) a credit agreement with our Chief Executive Officer, Arie Trouw, of approximately $3.4 million, which notes were converted into shares of our Class B common stock, (ii) loans from shareholders of approximately $550,000, (iii) a secured credit agreement with various lenders (the “Lenders”), of approximately $1,500,000 (the “Credit Agreement”) and (iv) proceeds from a sale of Ethereum-based ERC20-compatible tokens to be used via the XYO Network (the “XYO Tokens”) in the amount of approximately $12,598,585.92 as of May 24, 2018. We believe that we will continue to expend substantial resources for the foreseeable future for the commercialization of new products and the development of Bluetooth, NFC, 3G and GPS findable technologies. These expenditures will include costs associated with marketing and selling any products approved for sale, manufacturing and complying with applicable regulations. We cannot estimate with reasonable certainty the actual amounts necessary to successfully complete the development and commercialization of our product line.

We may continue to have potential liability for certain issuances of XYO Tokens in possible violation of the federal and state securities laws.

In May 2018, we discovered that some of the XYO Tokens that were sold to investors may not have been properly registered under the Securities Act of 1933, as amended, or issued pursuant to an exemption thereunder. As a result, we issued a rescission offer to such investors who purchased the XYO Tokens (the “Rescission Offer”). Pursuant to the Rescission Offer, we offered to repurchase XYO Tokens at the price originally paid for the XYO Tokens plus interest, if applicable.

As of June 23, 2018, the expiration date of the Rescission Offer, the Company paid a total of $731,504.98 to 94 investors for the repurchase of XYO Tokens.

The federal securities laws and certain state securities laws do not expressly provide that a rescission offer will terminate an investor’s right to rescind a sale of securities that was not registered under the relevant securities laws as required. Accordingly, we may continue to be potentially liable under certain securities laws for the offer and sale of the XYO Tokens sold and issued prior to May 24, 2018 that have not been repurchased, totaling $11,867,080.94 of XYO Tokens in the aggregate, along with statutory interest on such XYO Tokens, even after the Rescission Offer expired.

We may have difficulty in accurately predicting our future customer demand which could adversely affect the operating results of our Findable™ consumer business.

To ensure adequate inventory supply and meet the demands of our retailers and distributors, we must forecast inventory needs and place orders with our contract manufacturers and component suppliers based on our estimates of future demand for particular products. We recently began producing our products in substantial volumes, and we have experienced rapid growth. We may be unable to meet customer, retailer or distributor demand for our products or may be required to incur higher costs to secure the necessary production capacity and components. We could also overestimate future sales of our products and risk carrying excess product and component inventory. Further, our ability to accurately forecast demand for our products could be affected by other factors, including product introductions by competitors, unanticipated changes in general market demand, macroeconomic conditions or consumer confidence. If we fail to continue to develop the infrastructure that enables us to accurately forecast customer demand for our products, our business and operating results could be adversely affected.

To remain competitive and stimulate customer demand, we must successfully manage frequent product introductions and transitions.

We believe that we must continually develop and introduce new products, enhance our existing products and effectively stimulate customer demand for new and upgraded products. Our research and development efforts are complex and require us to incur substantial research and development expense, and we anticipate that research and development expense will increase in the future. We may not be able to achieve acceptable returns, if any, on our research and development efforts. Further, any failure to complete product transitions effectively could harm our brand. The success of new product introductions depends on a number of factors including, but not limited to, timely and successful research and development, market and customer acceptance, the effective forecasting and management of product demand, purchase commitments and inventory levels, the management of manufacturing and supply costs, and the risk that new products may have quality or other defects in the early stages of introduction.

Our Findable™ consumer business operates in a highly competitive market. If we do not compete effectively, our prospects, operating results and financial condition could be adversely affected.

The findable device market is highly competitive, with companies offering a variety of competitive products and services. We expect competition in our market to intensify in the future as new and existing competitors introduce new or enhanced products and services that are potentially more competitive than our products and services. The findable device market has a multitude of participants, including specialized consumer electronics companies, such as Tile, Inc. (“Tile”) and TrackR, Inc. (“TrackR”). In addition, many large, broad-based consumer electronics companies either compete in our market or adjacent markets or have announced plans to do so, including Garmin Ltd. Our competitors and potential competitors may also be able to develop products or services that are equal or superior to ours, achieve greater market acceptance of their products and services, and increase sales by utilizing different distribution channels than we do. Some of our competitors may aggressively discount their products and services in order to gain market share, which could result in pricing pressures, reduced profit margins, lost market share or a failure to grow market share for us. If we are not able to compete effectively against our current or potential competitors, our prospects, operating results and financial condition could be adversely affected.

Historically we have depended on a limited number of customers for a significant percentage of our revenue and the loss of a major customer could adversely affect the financial condition of our Findable™ consumer business.

While we had no sales concentrations for the year ended December 31, 2016, a limited number of customers comprised approximately 29% of the Company’s sales for the year ended December 31, 2017 and 42% of the Company’s sales for the year ended December 31, 2015. The loss of one or more of such major customers may cause our revenue to fluctuate from quarter to quarter and is therefore difficult to estimate, and any cancellation of orders or any acceleration or delay in anticipated product purchases or the acceptance of shipped products by our larger customers could materially affect our revenue and results of operations. We may be unable to sustain or increase our revenue from our larger customers or offset the discontinuation of concentrated purchases by our larger customers with purchases by new or existing customers. We expect that such concentrated purchases will continue to contribute materially to our revenue for the foreseeable future and that our results of operations may fluctuate materially as a result of such larger customers’ buying patterns. The loss of such customers, or a significant delay or reduction in their purchases, could materially harm our business, financial condition, results of operations and prospects.

If we are unable to anticipate and satisfy consumer preferences in a timely manner, our business may be adversely affected.

Our success depends on our ability to anticipate and satisfy consumer preferences in a timely manner. All of our products are subject to changing consumer preferences that cannot be predicted with certainty. Consumers may decide not to purchase our products and services as their preferences could shift rapidly to different types of findable devices or away from these types of products and services altogether, and our future success depends in part on our ability to anticipate and respond to shifts in consumer preferences. In addition, our newer products and services that have additional features, such as 3G and GPS, may have higher prices than many of our earlier products and the products of some of our competitors, which may not appeal to consumers or only appeal to a smaller subset of consumers. It is also possible that competitors could introduce new products and services that negatively impact consumer preference for our findable devices, which could result in decreased sales of our products and services and a loss in market share. Accordingly, if we fail to anticipate and satisfy consumer preferences in a timely manner, our business may be adversely affected.

If we are unable to expand our apps to new devices and third-party platforms, our business could be adversely affected.

The number of people who access online services through mobile phones and tablets offered by various third parties has increased dramatically in the past few years. As new devices and new third-party platforms are continually being released, it is difficult to predict the challenges we may encounter in developing new versions of our apps for use on these alternative devices and third-party platforms, and we may need to devote significant resources to the creation, support and maintenance of our apps on such devices and third-party platforms. If we are unable to successfully expand the devices and third-party platforms on which our services are available or if the apps that we create for alternative devices and third-party platforms are not compelling to our members or subscribers, our business will suffer.

Our growth depends in part on our penetrating additional consumer markets, and we may not be successful in doing so.

We believe that our future growth depends not only on continuing to reach a demographic, which includes users of Apple and

Android products, women between the ages of 25 and 35, users of smartphones, as well as individuals who carry keys or key rings in their daily lives, but also on broadening our customer base to include a more diverse group of consumers seeking to protect and keep from becoming lost certain important and essential items in their daily lives. While we are investing in sales and marketing activities to reach this expanded market, we cannot be assured that we will be successful in doing so. If we are not successful in penetrating additional consumer markets, we might not be able to grow our market share and revenue.

If we do not effectively maintain and further develop our sales channels, including developing and supporting our retail sales channel, our business could be harmed.

As a consumer-facing company, we depend upon effective sales channels to reach the consumers who are the ultimate purchasers of our findable devices. In the United States, we primarily sell our products directly through a mix of online and physical retail channels, including Amazon.com, Inc., Deal of the Day, Inc., Sharper Image, Zulily, our own XY website, mid-market and specialty retailers, and we reach certain U.S. markets through distributors. In international markets, including Mexico, Denmark, Spain, the United Kingdom and other European countries, we primarily sell through distributors who in turn sell to local retailers. Our international sales currently account for approximately less than 1% of our overall sales; however, in light of management’s belief that international demand for our products will grow, the Company has partnered with an international shipping platform in January 2018.

While we sell most of our products through our own XY website, we depend on some retailers to provide adequate and attractive space for our products and point-of-purchase displays in their online and physical stores. We further depend on these retailers to employ, educate and motivate their sales personnel to effectively sell our products, as well as maintain an adequate technical team to manage online purchases of our products. If our retailers do not adequately display our products, choose to promote competitors’ products over ours or do not effectively explain to customers the advantages of our products, our sales could decrease and our business could be harmed. Similarly, our business could be adversely affected if any of our large retail customers were to experience financial difficulties or change the focus of their businesses in a way that deemphasized the sale of our products.

If we do not effectively maintain and further develop our relationships with distributors of our Findable™ products or create partnerships to commercialize the XYO Network once development of the XYO Network has been completed, our business could be harmed.

We depend on our distributors to reach certain market segments in the United States and to reach our international retailers. Our distributors generally offer products from several different manufacturers. Accordingly, we are at risk that these distributors may give higher priority to selling other companies’ products. If we were to lose the services of a distributor, we might need to find another distributor in that area, and there can be no assurance of our ability to do so in a timely manner or on favorable terms. Further, our distributors build inventories in anticipation of future sales, and if such sales do not occur as rapidly as they or we anticipate, our distributors will decrease the size of their future product orders and may return any unsold inventory in exchange for the original purchase price. We are also subject to the risks of our distributors encountering financial difficulties, which could impede their effectiveness and also expose us to financial risk if they are unable to pay for the products they purchase from us. Any reduction in sales by our current distributors, loss of key distributors or decrease in revenue from our distributors could adversely affect our revenue, operating results and financial condition. We also predict that partnerships with other businesses to commercialize our XYO Network, once development of the XYO Network has been completed, will be a main source of revenue, and failure to create and maintain such partnerships could hurt the growth of the business.

We rely on a limited number of suppliers, contract manufacturers, and logistics providers, and each of our products is manufactured by a primary contract manufacturer.

We rely on a limited number of suppliers, contract manufacturers, and logistics providers. In particular, we use contract manufacturers located in Mexico and China, and each of our products currently are manufactured by a primary contract manufacturer. SMK Electronics Corporation (“SMK”), a company based in the United States with operations in Mexico, manufactures our XY GPS and will manufacture the upcoming iterations of our Bluetooth item finders. Our reliance on major contract manufacturers for each of our products increases our risks since we do not currently have any alternative or replacement manufacturers. In the event of an interruption from a contract manufacturer, we may not be able to develop alternate or secondary sources without incurring material additional costs and substantial delays. Furthermore, these risks could materially and adversely affect our business if one of our contract manufacturers is impacted by a natural disaster or other interruption at a particular location because each of our contract manufacturers produces our products from a single location. In addition, some of our suppliers, contract manufacturers and logistics providers may have more established relationships with our competitors and potential competitors, and as a result of such relationships, such suppliers, contract manufacturers and logistics providers may choose to limit or terminate their relationship with us.

If we experience significantly increased demand, or if we need to replace an existing supplier, contract manufacturer, or logistics provider, we may be unable to supplement or replace such supply, contract manufacturing, or logistics capacity on terms that are acceptable to us, which may undermine our ability to deliver our products to customers in a timely manner. For example, for certain of our products, it may take a significant amount of time to identify a contract manufacturer that has the capability and resources to build the product to our specifications in sufficient volume. Identifying suitable suppliers, contract manufacturers and logistics providers is an extensive process that requires us to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any key supplier, contract manufacturer or logistics provider could adversely impact our revenue and operating results.

We have limited control over our suppliers, contract manufacturers and logistics providers, which subjects our Findable™ consumer business to significant risks, including the potential inability to obtain or produce quality products on a timely basis or in sufficient quantity.

Currently, SMK is our only manufacturer of our XY4+ and the XY GPS. If SMK, or one of its subcontractors fails to deliver or perform under the terms and conditions of our agreement with Factor Method, we would be forced to source manufacturing services elsewhere which could delay our ability to sell our products, thereby adversely impacting our revenue and operating results.

Any material disruption of our information systems could adversely affect our operating results.

We are increasingly dependent on information systems to operate our smartphone application, ecommerce website, process transactions, respond to customer inquiries, manage our supply chain and inventory, ship goods on a timely basis and maintain cost-efficient operations. Any material disruption or slowdown of our systems, including a disruption or slowdown caused by our failure to successfully upgrade our systems, system failures, viruses, computer “hackers” or other causes, could cause delays in our supply chain or cause information, including data related to customer orders, to be lost or delayed which could result in delays in the delivery of merchandise to our stores and customers or lost sales, especially if the disruption or slowdown occurred during the holiday season. Any of these events could reduce demand for our products, impair our ability to complete sales through our ecommerce channels and cause our revenue to decline. If changes in technology cause our information systems to become obsolete, or if our information systems are inadequate to handle our growth, we could lose customers or our business and operating results could be adversely affected.

Changes in the government regulation of our wireless location products or wireless carriers could harm our business.

Our products, wireless carriers and other components of the communications industry are subject to domestic government regulation by the Federal Communications Commission (the “FCC”), as well as state agencies and through the availability of statutory damages and class action lawsuits for violations of applicable laws. Moreover, we expect that many of our users will carry and use our devices (including the XY smartphone application) on airplanes, including using our devices to help locate luggage. While management currently does not believe that our devices (including the XY smartphone application) will interfere with everyday air travel or violate any federal regulations of the Federal Aviation Authority (the “FAA”), the FAA has broad authority to address airline safety issues, including regulating the items that can be carried aboard and used on an airplane, which may include our devices.

With respect to our business outside of the United States, we primarily are regulated by the European Commission and other international regulatory bodies. If we are unable to satisfy all of the regulations of the FCC or any other regulatory body, we could be prevented from releasing one or more of our products, which could materially and adversely affect our future revenues. In addition, any delay in obtaining FCC and other regulatory approval could likewise have a negative impact on our business and on our relationships with our customers. These regulatory bodies could enact regulations that affect our products or the service providers which distribute our products, such as limiting the scope of the service providers’ market, capping fees for services provided by them or imposing communication technology standards which impact our products. The scope and interpretation of the laws are continuously evolving and developing and if we fail to comply with these laws or regulations or if we become liable under these laws or regulations, we could be harmed by incurring substantial litigation costs or paying adverse judgments or rulings, and we may be forced to implement new marketing methods, which may be costly or ineffective.

Any material disruption of our software systems could adversely affect our operating results.

We are heavily reliant on our software-as-a-service, or SaaS, enterprise resource planning systems to conduct our order and inventory management and financial processes. As we expand our operations, we expect to utilize additional systems and service providers that may also be essential to managing our business. Although the systems and services that we require are typically available from a number of providers, it is time consuming and costly to qualify and implement these relationships. Therefore, our ability to manage our business would suffer if one or more of our providers suffer an interruption in their business, or experience delays, disruptions or quality control problems in their operations, or we have to change or add systems and services. We may not be able to control the quality of the systems and services we receive from third-party service providers, which could impair our ability to implement appropriate internal controls over financial reporting and may impact our business, operating results and financial condition.

Our products depend on continued availability of GPS and cellular wireless telecommunications systems.

Our products use existing GPS and cellular wireless telecommunications systems to identify the position of our products. Any temporary or permanent change in the availability of these systems, or any material change in the existing infrastructure and our ability to access those systems, could harm customer goodwill, result in increased systems failures requiring repairs and delay our customer responsiveness to related issues, which in turn would materially and adversely affect our business, operating results and financial condition. In addition, although our devices currently run on a 2G network, we expect that all of our devices will operate on a 3G network within five years. At such time, we expect to allow users with 2G – enabled devices to upgrade to a 3G network at a discounted rate.

We may be subject to product liability or warranty claims that could result in significant direct or indirect costs, or we could experience greater product returns from retailers than expected, which could harm our business and operating results.

We generally provide a one year warranty on all of our products, except in countries in the European Union, where we provide a two year warranty on all of our products. The occurrence of any material defects in our products could make us liable for damages and warranty claims in excess of our current reserves. In addition, we could incur significant costs to correct any defects, warranty claims or other problems, including costs related to product recalls. Any negative publicity related to the perceived quality of our products could affect our brand image, decrease retailer, distributor and customer demand, and adversely affect our operating results and financial condition. Also, while our warranty is limited to repairs and returns, warranty claims may result in litigation, the occurrence of which could adversely affect our business and operating results.

In addition, currently we offer a 100% satisfaction guarantee on all of our products to enhance our customer goodwill. If a substantial amount of our customers are not satisfied with our products and opt for refunds, our business, including our operating results and financial condition, could be harmed, and we may be forced to implement new marketing methods, which may be costly or ineffective. Also, if we decide to change our 100% satisfaction guarantee offering, our customer goodwill may be harmed which could adversely impact our and operating results and marketing strategy.

Failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brands.

We currently rely on patent, trademark, copyright and trade secret laws, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our intellectual property rights. Our success and ability to compete depend, in part, on our ability to protect our intellectual property, including our proprietary technology, products and our brands. If we are unable to protect our proprietary rights adequately, our competitors could use the intellectual property we have developed to enhance their own products and services, which could harm our business.

In order to monitor and protect our intellectual property rights, we may be required to expend significant resources. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property, or require us to pay costly royalties. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Accordingly, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. Our failure to secure, protect and enforce our intellectual property rights could adversely affect our business and operating results.

We received a cease and desist letter from Tile related to certain claims of infringement of Tile’s website intellectual property and unfair competition.

On May 16, 2016, we received a cease and desist letter from Tile, one of our main competitors, related to claims that we have infringed on the intellectual property rights with respect to Tile’s website and our advertising methods amount to unfair competition. As requested by Tile, the Company modified its website in August 2016. While we believe that this matter has been fully resolved, no confirmation was ever received from Tile’s outside counsel.

Any settlements or judgments involving a controversy with Tile could limit our ability to conduct business, which could increase our cost of doing business and limit our prospects for future growth.

We received a cease and desist letter from Basix, Inc. (“Basix”) related to certain claims of trademark infringement.

On February 16, 2017 Basix sent a cease and desist letter to XY regarding its registered trademark “Never Lose Anything Again”. After several discussions, Basix’s attorney offered a license to the trademark for $250,000. Thereafter, on May 16, 2017, we filed a petition with the Trademark Trial and Appeal Board to cancel Basix’s mark “Never Lose Anything Again” based on the mark being descriptive. A petition for cancellation is a trial “on the papers.” We also identified over 10 other uses of the phrase “NEVER LOSE ANYTHING AGAIN” or “NEVER LOSE ANYTHING” in a similar class of goods and services – tracking and locator products. Our final brief is due on November 26, 2018. On September 16, 2018, Basix’s attorney offered a perpetual, non-exclusive license to the trademark for $7,500.

While we believe that the Company has a strong case for the cancellation of Basix’s mark, legal proceedings are inherently uncertain, and we cannot assure you that our ability to conduct business will not be adversely affected in the future by any legal proceedings with Basix.

We have been sued by Tubmanburg Limited for breach of contract.

On October 20, 2017, Tubmanburg Limited filed a lawsuit against XY for breach of a June 9, 2017 contract in the San Diego Superior Court for $187,000. On November 29, 2017, XY filed an answer and affirmative defenses. The case is currently in fact discovery and there is a case management conference scheduled for March 23, 2018. On or around March 14, 2018, the parties reached an agreement to settle the case in principal and are currently drafting the final settlement agreement.

We received a demand letter from Facebook, Inc. for a past-due balance.

On November 21, 2017 XY received a demand letter from Facebook, Inc. (“Facebook”) for a past-due balance of $231,447.14. The Company has negotiated a payment plan for this amount with Facebook.

We may be sued by third parties for alleged infringement of their proprietary rights.

There is considerable patent, trademark, copyright, trade secret and other intellectual property development activity in our industry. Our success depends, in part, on our not infringing upon the intellectual property rights of others. Our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to our technology or software solutions. From time to time, our competitors or other third parties may claim that we are infringing upon their intellectual property rights. However, we may be unaware of the intellectual property rights that others may claim cover some or all of our technology or software solutions. Any claims or litigation, regardless of merit, could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages, settlement costs or ongoing royalty payments, require that we comply with other unfavorable license and other terms, or prevent us from offering our software solutions in their current form. Even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the attention of our management and key personnel from our business operations and harm our operating results.

The name “XY” may be deemed generic and may not be protected by our intellectual property rights and we may become subject to claims for alleged infringement of third party trademark rights related to such name.

If we are not successful in arguing that there is no likelihood of confusion between our marks and the marks that are the subject of the other applications or registrations owned by third parties, our trademark applications may be denied, preventing us from obtaining trademark registrations and adequate protection for our marks in the relevant jurisdictions, which could impact our ability to build our brand identity and market our products and services in those jurisdictions. In addition, third parties may claim that the use of “XY” in our business infringes their rights. As a result, we could be forced to pay significant settlement costs or cease the use of these trademarks and associated elements of our brand in the United States or other jurisdictions.

Even in those jurisdictions where we are able to register our trademarks, competitors may adopt or apply to register similar trademarks to ours, may register domain names that mimic ours or incorporate our trademarks, or may purchase keywords that are identical or confusingly similar to our brand names as terms in Internet search engine advertising programs, which could impede our ability to build our brand identity and lead to confusion among potential customers of our products and services. If we are not successful in proving that we have prior rights in our marks and arguing that there is a likelihood of confusion between our marks and the marks of these third parties, our inability to prevent these third parties from continuing to use our marks or confusingly similar marks may negatively impact the strength, value and effectiveness of our brand names and our ability to market our products and prevent consumer confusion.

The laws of certain countries do not protect intellectual property and proprietary rights to the same extent as the laws of the United States and, therefore, in certain jurisdictions, we may be unable to protect our products, services, technologies and designs adequately against unauthorized third-party copying, infringement or use, which could adversely affect our competitive position.

To protect or enforce our intellectual property rights, we may initiate proceedings or litigation against third parties in countries within Asia, Europe and the United States. Such proceedings or litigation may be necessary to protect our trade secrets or know-how, products, technologies, designs, brands, reputation, likeness, authorship works or other intellectual property rights. Such proceedings or litigation also may be necessary to determine the enforceability, scope and validity of the proprietary rights of others. Any proceedings or lawsuits that we initiate could be expensive, take significant time and divert management’s attention from other business concerns. Additionally, we may provoke third parties to assert claims against us. These claims could invalidate or narrow the scope of our own intellectual property rights. We may not prevail in any proceedings or lawsuits that we initiate and the damages or other remedies awarded, if any, may be commercially valueless. The occurrence of any of these events may adversely affect our business, financial condition and operating results.

We are highly dependent on our Chief Executive Officer.

Our future success depends in significant part on the continued service of our Chief Executive Officer, Arie Trouw. Mr. Trouw is critical to the strategic direction and overall management of our company as well as our research and development process. Mr. Trouw is an at-will employee and there are no vesting restrictions on any of the shares of Class B common stock that he owns. The loss of Mr. Trouw could adversely affect our business, financial condition and operating results.

On November 8, 2017, American Express Company (“Amex”) filed a lawsuit in the San Diego Superior Court against Mr. Trouw dba Webble for $210,482.33 plus costs. Mr. Trouw has negotiated a tentative payment plan with Amex.

We depend on key personnel to operate our business. If we are unable to retain, attract and integrate qualified personnel, our ability to develop and successfully grow our business could be harmed.

In addition to the continued services of Mr. Trouw, we believe that our future success is highly dependent on the contributions of our other executive officers, as well as our ability to attract and retain highly skilled and experienced sales, research and development and other personnel in the United States and abroad.

All of our employees, including our executive officers, are free to terminate their employment relationship with us at any time, and their knowledge of our business and industry may be difficult to replace. If one or more of our executive officers or key employees leaves, we may not be able to fully integrate new personnel or replicate the prior working relationships, and our operations could suffer. Qualified individuals are in high demand, and we may incur significant costs to attract them. Many of the companies with which we compete for experienced personnel have greater resources than we do. Competition for qualified personnel is particularly intense in Southern California and the West Coast in general, where our headquarters are located. If we are unable to attract and retain highly skilled personnel, we may not be able to achieve our strategic objectives, and our business, financial condition and operating results could be adversely affected.

An economic downturn or economic uncertainty in our key markets may adversely affect consumer discretionary spending and demand for our products.

Our products are discretionary items for consumers. Factors affecting the level of consumer spending for such discretionary items include general market conditions, macroeconomic conditions and other factors such as consumer confidence, the availability and cost of consumer credit, levels of unemployment and tax rates. As global economic conditions continue to be volatile or economic uncertainty remains, trends in consumer discretionary spending also remain unpredictable and subject to reductions due to credit constraints and uncertainties about the future. Unfavorable economic conditions may lead consumers to delay or reduce purchases of our products. Consumer demand for our products may not reach our sales targets, or may decline, when there is an economic downturn or economic uncertainty. Our sensitivity to economic cycles and any related fluctuation in consumer demand could adversely affect our business, financial condition and operating results.

Consumers may be injured while using our products to find their personal items, and we may be exposed to claims, or regulations could be imposed, which could adversely affect our brand, operating results and financial condition.

Consumers use our products, including our electronic smartphone application, to assist them in finding items of personal property that are lost or missing, which may carry the risk of significant injury. We may be subject to claims if consumers are injured while using our products, including our electronic smartphone application. Although we maintain insurance to help protect us from the risk of any such claims, such insurance may not be sufficient or may not to apply to all situations. In addition, lawmakers or governmental agencies may pass laws or adopt regulations that limit the use of our products or increase our liability associated with the use of our products. Any of these events could adversely affect our brand, operating results or financial condition.

We collect, store, process, and use personal information and other customer data, which subjects us to governmental regulation and other legal obligations related to privacy, information security, and data protection, and any security breaches or our actual or perceived failure to comply with such legal obligations could harm our brand and our reputation in the marketplace.

Changing regulations and laws governing the Internet, data privacy, data protection and ecommerce transactions (including taxation, pricing and electronic communications) could impede the growth of our ecommerce business, increase our cost of doing business and limit our ability to collect and use information collected from our customers. Further, new regulations limiting our ability to collect, use and disclose customer data, or imposing additional requirements with respect to the retention and security of customer data, could limit our marketing activities and could adversely affect our business and financial condition.

In our ecommerce services, we process, store and transmit customer data. In addition, our findable devices gather location-based information that will be accessible via the XYO Network, once development of the XYO Network has been completed. We also collect customer data through certain marketing activities. Failure to prevent or mitigate data loss or other security breaches, including breaches of our vendors’ technology and systems, could expose us or our customers to a risk of loss or misuse of such information, adversely affect our operating results, result in litigation or potential liability for us and otherwise harm our business. Further, we are subject to general business regulations and laws, as well as regulations and laws specifically governing the Internet, ecommerce and electronic devices. Existing and future laws and regulations, or new interpretations of these laws, may adversely affect our ability to conduct our ecommerce business.

The XYO Network, if developed, and the blockchain technology to be utilized by the XYO Network will be, subject to cyber-attacks, security risks and risks of security breaches. The nature of the XYO Tokens may lead to an increased risk of fraud or cyber-attack.

The XYO Network, if developed, and the blockchain technology to be utilized by the XYO Network will be, subject to cyber-attacks, security risks and risks of security breaches. An attack on the XYO Network or a breach of security could result in a loss of private data and an interruption of service for an extended period of time. Any such attack or breach could adversely affect the ability of the XYO Network to effectively operate, which could have a material adverse effect on our operations and financial condition. In addition, much like bitcoins, XYO Tokens may be stolen from our customers and vulnerable to breach.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results could be harmed. We cannot be certain that our controls over financial reporting will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the price of our stock.

A portion of the proceeds raised from this offering will be distributed to Arie Trouw and certain other selling securityholders.

Certain of our stockholders, including our Chief Executive Officer, Arie Trouw, will sell in the aggregate up to approximately $5.2 million of shares of Class A common stock in this offering. As a result, the net proceeds to the Company from the sale of shares of Class A common stock sold in this offering will be reduced by such amount. For more information about certain selling securityholders, please see the section of this Offering Circular entitled, “Plan of Distribution and Selling Securityholders.”

We may not be able to secure additional financing on favorable terms, or at all, to meet our future capital needs.

In the future, we may require additional capital to respond to business opportunities, challenges, acquisitions or unforeseen circumstances and may determine to engage in equity or debt financings or enter into credit facilities for other reasons. We may not be able to timely secure additional debt or equity financing on favorable terms, or at all. If we raise additional funds through the issuance of equity or convertible debt or other equity-linked securities, our existing stockholders could suffer significant dilution. Any debt financing obtained by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.

We have to keep up with rapid technological change to remain competitive.

Our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to improve the performance and reliability of our services. Our failure to adapt to such changes would harm our business. New technologies could adversely affect us. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our services or infrastructure.

Catastrophic events or political instability could disrupt and cause harm to our business.

Our headquarters is located in San Diego, California, an area susceptible to earthquakes. A major earthquake or other natural disaster, fire, act of terrorism or other catastrophic event in California or elsewhere that results in the destruction or disruption of any of our critical business operations or information technology systems could severely affect our ability to conduct normal business operations and, as a result, our future operating results could be harmed.

Our key manufacturing, supply and distribution partners have global operations in China, as well as the United States. Political instability or catastrophic events in any of those countries could adversely affect our business in the future, our financial condition and operating results.

We may not be able to complete development of the XYO Network, enhance the capabilities of the XYO Network or develop new products to keep pace with our industry’s rapidly changing technology and customer requirements.

The industry for blockchain technology is characterized by rapid technological changes, new product introductions, enhancements, and evolving industry standards. Our business prospects depend on our ability to develop new products and applications for our technology in new markets that develop as a result of technological and scientific advances, while improving the performance and cost-effectiveness. New technologies, techniques or products could emerge that might offer better combinations of price and performance than the XYO Network. The market for location verification products and services is characterized by rapid innovation and advancement in technology. It is important that we anticipate changes in technology and market demand. If we do not successfully innovate and introduce new technology into our anticipated products and services or effectively manage the transitions of our technology to new product and service offerings, our business, financial condition and results of operations could be harmed.

We may not realize the anticipated benefits of past or future acquisitions and integration of acquired companies or may negatively impact our overall business.

On July 6, 2018, we entered into an Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which our wholly-owned subsidiary LayerOne Acquisition LLC (“Buyer”) purchased substantially all of the assets of Parallel Holding Company Inc. (“Seller”) and assumed certain of Seller’s liabilities. We may continue to identify and pursue acquisitions of complementary companies and strategic assets, such as customer bases, products and technology. However, there can be no assurance that we will be able to identify suitable acquisition opportunities. In any acquisition that we complete we cannot be certain that:

• We will successfully integrate the operations of the acquired business with our own;

• All the benefits expected from such integration will be realized;

• Management’s attention will not be diverted or divided, to the detriment of current operations;

• Amortization of acquired intangible assets or possible impairment of acquired intangibles will not have a negative effect on operating results or other aspects of our business;

• Delays or unexpected costs related to the acquisition will not have a detrimental effect on our business, operating results and financial condition;

• Customer dissatisfaction with, or performance problems at, an acquired company will not have an adverse effect on our reputation; and

• Respective operations, management and personnel will be compatible.

If we are not able to successfully integrate businesses, products, technologies or personnel that we acquire, or able to realize expected benefits of our acquisitions, our business, results of operations and financial condition could be adversely affected.

RISKS RELATED TO THE SECURITIES BEING OFFERED

There has been no prior market for our Class A common stock, our stock price may be volatile or may decline regardless of our operating performance, an active public trading market may not develop or be sustained following this offering, and you may not be able to resell your shares at or above the public offering price.

There has been no public market for our Class A common stock prior to this offering. If you purchase shares of our Class A common stock in this offering, you may not be able to resell those shares at or above the initial offering price. An active market for our Class A common stock may not develop upon the closing of this offering or, if it does develop, it may not be sustainable. The trading prices of the securities of companies that have offered their securities to the public have historically been highly volatile. The market price of our Class A common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control.

The dual class structure of our common stock will have the effect of concentrating voting control primarily with our Chief Executive Officer, as well as directors and other employees; this will limit or preclude your ability to influence corporate matters and may make our Class A common stock less attractive to some investors or otherwise harm our stock price.

Our Class B common stock has 10 votes per share and our Class A common stock, which is the stock we are offering in this offering, has 1 vote per share. Stockholders who hold shares of Class B common stock will hold more than 90% of the voting power of our outstanding capital stock following this offering. Our executive officers and directors and their affiliates will hold more than 90% of the outstanding voting power, with Mr. Trouw, our Chief Executive Officer, holding approximately 84% of the outstanding voting power, and, therefore, assuming no material sales of such shares, they will be able to control all matters submitted to our stockholders, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transaction. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future and may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our stockholders. As a result, the market price of our Class A common stock could be adversely affected.

Holders of shares of our Class A common stock must vote their shares to approve of certain future events if stockholders representing 51% of the voting right represented by the Company’s shares approve of such events.

Each purchaser of shares of our Class A common stock will become subject to our Bylaws previously filed as Exhibit 2.2 to the second amended Preliminary Offering Circular on September 21, 2016 (the “Preliminary Offering Circular”), and execute a Subscription Agreement, the form of which is previously filed as Exhibit 4.1 to the Preliminary Offering Circular. Pursuant to the terms and conditions of the Subscription Agreement, shares of our Class A common stock will be subject to, among other restrictions in our Bylaws, a drag-along provision that allows holders of at least 51% of the voting rights represented by the outstanding capital stock of the Company who approve certain major transactions to require that all holders of Class A common stock of the Company approve the same.

Such major transactions that are subject to drag-along rights in our Bylaws include (a) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company and (b) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any equity acquisition, reorganization, merger or consolidation but excluding any sale of equity for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Company held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent).

While management believes that subjecting shares of our Class A common stock to drag-along rights, among other restrictions, will result in a more liquid market for our shares and ultimately allow the stockholders to realize the maximum value of the Company in a sale of the Company context, such restrictions limit the actual voting power that holders of Class A common stock will have with respect to stockholder decisions related to a sale of the Company. As a result of such diminished voting power and other restrictions, the market price for our Class A common stock could be adversely affected. The foregoing description of the Subscription Agreement and Bylaws and the rights pertaining to shares of our Class A common stock are qualified entirely by reference to the Bylaws and Subscription Agreement previously filed as Exhibit 2.2 and Exhibit 4.1, respectively, to the Preliminary Offering Circular.

Provisions in our charter documents and in Delaware law could discourage a takeover that stockholders may consider favorable.

Provisions in our Certificate of Incorporation and Bylaws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

Our Certificate of Incorporation provides for a dual class common stock structure in which holders of our Class B common stock will have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the outstanding shares of our Class A and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

• Our Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for certain actions involving the Company shall be Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware). Additionally, our Bylaws provide that any disputes, claims or controversies brought by or on behalf of any stockholder of the Company shall be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

• Our board of directors has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors.

• Our Certificate of Incorporation prohibits cumulative voting in the election of directors. This limits the ability of minority stockholders to elect director candidates.

• Advance notice procedures will apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

• Our board of directors may issue, without stockholder approval, shares of undesignated preferred stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us or limit the value of our common stock.

• Shares of our common stock are subject to certain restrictions including drag-along restrictions and a right of first refusal in favor of the Company with respect to certain proposed transfers. Drag-along rights enable stockholders holding a majority of the voting power of the Company to force minority stockholders to join in certain major transactions (as discussed above and in the Bylaws and Subscription Agreement previously filed as Exhibit 2.2 and Exhibit 4.1, respectively to the Preliminary Offering Circular). In addition, the Company maintains a right of first refusal with respect to certain proposed transfers of Company securities by its stockholders. The right of first refusal forces any stockholders who propose to transfer their equity securities to provide written notice to the Company of any such potential transfers, which allows the Company time to evaluate if it wants to purchase the equity securities. The foregoing description of the drag-along rights and rights of first refusal pertaining to shares of our common stock are qualified entirely by reference to the Bylaws and Subscription Agreement previously filed as Exhibit 2.2 and Exhibit 4.1, respectively, to the Preliminary Offering Circular.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds that we receive from this offering, including applications for working capital, possible acquisitions and other general corporate purposes, and we may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

If securities analysts do not publish research or publish inaccurate or unfavorable research about our business, our valuation could decline.

The trading market, if any, for our Class A common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We currently do not have and may never obtain research coverage by securities analysts. If no securities analysts commence coverage of our company, the price for our stock would be negatively impacted. If one or more analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price to decline.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Class A common stock if the market price of our Class A common stock increases.

If you purchase shares of our Class A common stock in this offering, you will experience substantial and immediate dilution.

If you purchase shares of our Class A common stock in this offering, you will experience substantial and immediate dilution in the net tangible book value per share after giving effect to this offering of $7.00 as of December 31, 2017, based on the public offering price of $8.00 per share, because the price that you pay will be substantially greater than the net tangible book value per share of the Class A common stock that you acquire. This dilution is due in large part to the fact that our earlier stockholders paid substantially less than the public offering price when they purchased their shares of our capital stock. You will experience additional dilution upon exercise of options to purchase Class A or Class B common stock under our equity incentive plans or under equity awards granted outside our equity incentive plan, if we issue Class A or Class B common stock to our employees under our equity incentive plans or if we otherwise issue additional shares of our capital stock. See “Dilution” for further information.

If you elect to set up a recurring purchase of shares of Class A common stock, the information that the original investment decision was based upon could be outdated or you may miss out on increases in the value of such shares if we stop selling such shares on the terms of this offering.

Investors may be allowed to elect to make recurring purchases of shares of Class A common stock pursuant to the terms of this offering, which election may be canceled any time prior to the effectiveness of any such recurring purchase either by such investor or us. For more information about the recurring purchase option, please see the section entitled, “Plan of Distribution and Selling Securityholders.”

The mix of information available to the investor may materially change between the date such investor originally makes its decision to invest in such shares and the date of an automatic purchase such that the investor would not make the decision to invest in the shares at the time of an automatic purchase of the shares if the investor was aware of such change. So, the investor is encouraged to visit https://www.xyfindables.com/offering/ for the most recent copy of this Offering Circular and other filings that may affect such decision and to cancel future automatic purchases of such shares if the investor no longer believes an investment in the shares is appropriate at such time based on the updated information.

Further, if an investor intends to purchase a certain aggregate number of shares Class A common stock pursuant to the recurring purchase option, the investor may ultimately end up with fewer shares if we cancel future purchases at any time, whether as a result of the lack of availability of sufficient shares, termination of this offering or otherwise. This could result in the investor receiving fewer shares than planned and missing out on any increase in value in such shares that the investor would have shared in if the investor purchased all such shares in one transaction.

The elimination of monetary liability against our directors, officers and employees under Delaware law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our Bylaws contain specific provisions that eliminate the liability of our directors for monetary damages to our company and stockholders, and permit indemnification of our directors and officers to the extent allowed by Delaware law. We may also have contractual indemnification obligations with our officers and directors under employment agreements, indemnification agreements and/or board member agreements. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and stockholders.

Based on a recent valuation report by Transcend Valuation, Inc., the fair market value of our Class A common stock has been determined to be $0.03 per share as of March 14, 2018.

In connection with the issuance of options to purchase shares of the Company’s Class A common stock, the Company engaged Transcend Valuation, Inc., an independent valuation company based in San Diego, to prepare a valuation report intended to meet the safe harbor requirements under Section 409A of the Internal Code of 1986. On March 14, 2018, Transcend Valuation, Inc. opined that the fair market value of the Company was approximately $1,047,774. Based on this valuation, the board of directors determined that our Class A common stock has a fair market value of $0.03 per share as of March 14, 2018, which is substantially lower than our offering price of $8.00 per share.

DILUTION

If you invest in our shares of Class A common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our capital stock after this offering. Our net tangible book value as of December 31, 2017 was approximately $(3,077,860), or $(0.09) per share of outstanding common stock. Without giving effect to any changes in the net tangible book value after December 31, 2017 other than the sale of an additional shares in this offering (to meet a total of 7,397,697 shares) at the offering price of $8.00 per share in connection with this offering, our pro forma net tangible book value as of December 31, 2017 was approximately $40,122,124 or $1.00 per share of outstanding capital stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of our shares in this offering and the net tangible book value per share of our capital stock immediately afterwards. This represents an immediate increase of $1.09 per share of capital stock to existing stockholders and an immediate dilution of $7.00 per share of common stock to the new investors, or approximately 88% of the public offering price of $8.00 per share. The following table illustrates this per share dilution:

Offering
Initial price to public	$8.00
Net tangible book value as of December 31, 2017	$(3,077,860)
Increase in net tangible book value per share attributable to new investors	$1.09

As adjusted net tangible book value per share after this offering	$1.00
Dilution in net tangible book value per share to new investors	$7.00

The following table summarizes the differences between the existing stockholders and the new investors with respect to the number of shares of common stock purchased, the total consideration paid, and the average price per share paid:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders(1)	33,713,397	84.9%	6,615,529	12.1%	$0.20
New investors(2)	6,000,000	15.1%	48,000,000	87.9%	$8.00

Total(3)	39,713,397	100.0%	54,615,529	100.0%

(1)	All outstanding shares held by our existing stockholders are shares of the Company’s Class A and Class B common stock.
(2)	Shares offered to new investors in connection with this offering are shares of the Company’s Class A common stock.
(3)

The discussion and tables above do not give effect to the shares of common stock issuable upon the exercise of options to purchase 22,005,712 shares of Class A common stock of the Company; 8,167 shares of common stock issuable upon exercise of a warrant to StartEngine Crowdfunding, Inc. (“StartEngine”); 150,000 shares of Class A common stock issuable upon exercise of a warrant held by Craig and Susanna Frownfelter, a copy of which was previously filed as Exhibit 4.2 to the Preliminary Offering Circular; 1,500,000 shares of Class A common stock issuable upon exercise of warrants held by certain lenders pursuant to the Credit Agreement, a copy of which was previously filed as Exhibit 6.1 to the Current Report on Form 1-U on March 3, 2017; 80,000 shares of Class A common stock issuable upon exercise of a warrant held by Craig and Susanna Frownfelter, a copy of which was previously filed as Exhibit 6.5 to the Semiannual Report on Form 1-SA on September 21, 2017; 100,000 shares of Class A common stock issuable upon exercise of a warrant held by Craig and Susanna Frownfelter, a copy of which was previously filed as Exhibit 6.9 to the Offering Circular on October 26, 2017; and 102,782 shares of Class A common stock issuable upon exercise of a warrant held by Arie Trouw, a copy of which is attached as Exhibit 6.10 hereto.

Promissory Note

In connection with the conversion of the Company from a Delaware limited liability company to a Delaware corporation, (i) Arie Trouw, our Chief Executive Officer, converted approximately $3,460,145 of principal and interest underlying a series of promissory notes held by him into 7,957,468 shares of the Company’s Class B common stock, (ii) Craig and Susanna Frownfelter converted approximately $201,000 of principal and unpaid interest underlying a promissory note held by them into 461,483 shares of the Company’s Class B common stock, and (iii) Soraya Darabi, one of our directors, converted approximately $17,222 of principal and interest underlying a certain convertible promissory note held by her into 68,113 shares of the Company’s Class B common stock.

Sale of Shares of Class B common stock and Class A common stock warrant

On May 27, 2016, Craig and Susanna Frownfelter purchased an aggregate of 454,545 shares of the Company’s Class B common stock at a per share purchase price of $0.44 for an aggregate purchase price of $200,000. On August 12, 2016, June 23, 2017 and September 25, 2017, Craig and Susanna Frownfelter purchased promissory notes in the aggregate principal amount of $150,000, $80,000 and $100,000, respectively, and warrants to purchase 150,000, 80,000 and 100,000 shares, respectively, of the Company’s Class A common stock with an exercise price per share of $1.00, all pursuant to the terms and conditions of a note and warrant purchase agreement dated August 12, 2016.

On October 4, 2017, Arie Trouw loaned the company $102,782 in exchange for a promissory note and warrants to purchase 102,782 shares of Class A common stock with an exercise price per share of $1.00, pursuant to the terms and conditions of a note and warrant purchase agreement dated August 12, 2016.

409A Valuation

Certain Company employees were issued options to purchase shares of the Company’s Class A common stock. With the intention of meeting the safe harbor requirements under Section 409A of the Internal Revenue Code of 1986, the Company engaged Transcend Valuation, Inc., an independent valuation company based in San Diego, to prepare a valuation report intended to meet the safe harbor requirements under Section 409A. On March 14, 2018, Transcend Valuation, Inc. opined that the fair market value of the Company was approximately $1,047,774. Based on this valuation, the board of directors determined that our Class A common stock has a fair market value of $0.03 per share as of March 14, 2018.

Issuance of Stock Options

On March 15, 2018, the Company issued stock options to purchase an aggregate of 20,050,000 shares of Class A common stock pursuant to our 2016 Equity Incentive Plan, as amended, with an exercise price of $1.00.

Issuance of Warrants

In May 2017, we issued StartEngine a warrant to purchase 8,167 shares of our Class A common stock for certain posting services.

In February 2017, we entered into the Credit Agreement with certain lenders to borrow up to $1,500,000. As of August 2017, we borrowed $1,500,000 under this facility and issued warrants in conjunction with this borrowing to purchase 1,500,000 shares of the Company’s Class A common stock at $1.00 per share.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

We are offering 7,397,697 shares of Class A common stock on a “best efforts” basis. We are not selling the shares through commissioned sales agents or underwriters. We will use our existing website, https://www.xyfindables.com/offering/, to provide notification of, and information related to, the offering.

For services previously provided in connection with this offering, we paid (i) StartEngine $2,450 and issued a warrant to purchase 8,167 shares of our Class A common stock for posting services, (ii) FundAmerica, LLC $8,550 for administrative functions, (iii) Provident Trust Group, LLC $1,139 for escrow services, (iv) VStock Transfer, LLC $1,603 for stock transfer agent services and (v) Carta $12,000 for stock transfer agent services.

This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on our website at: https://www.xyfindables.com/offering/.

In order to subscribe to purchase shares, a prospective investor must complete a Subscription Agreement, the form of which was previously filed as Exhibit 4.1 to the Preliminary Offering Circular, and send payment by wire transfer, check, credit card, PayPal or ACH. Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investor’s most recently completed fiscal year are used instead. We currently have no arrangements for the return of funds to subscribers if all of the shares of Class A common stock offered hereunder are not sold. We have no required minimum for this offering.

Selling Securityholders

Below is a table of the current beneficial holders of shares of Class A common stock of the Company who will sell to investors in this Offering. In addition, the selling securityholders will have the opportunity to sell a number of shares of such selling securityholder’s shares of Class A common stock described below prior to the Company’s sale of shares of Class A common stock, which will not exceed a number of shares representing 11% of the total amount of shares sold in this offering.

	Shares of Class A common stock Held Prior to Offering(1)		Shares of Class A common stock Offered for Individual Account
	Number	Percent(2)	Number	Percent(2)
Arie Trouw(3)	27,792,463	86.00%	759,497	2.35%
Frownfelters(4)	2,360,117	7.30%	54,250	0.17%
Total(5)(6)	30,152,580	93.30%	813,747	2.52%

(1)

The shares set forth in this table are shares of the Company’s Class B common stock, but pursuant to the Company’s Certificate of Incorporation any transfer of shares of Class B common stock (except with respect to certain permitted transfers described therein), including any transfer in connection with a selling securityholders’ sale of shares of Class B common stock in this offering, shall cause such shares of Class B common stock to automatically convert into shares of Class A common stock on a 1-for-1 basis.

(2)	Based on a total of 32,315,700 shares of Class B common stock outstanding as of May 31, 2016.
(3)	Arie Trouw is our Chief Executive Officer.
(4)	Mr. and Mrs. Frownfelter are Arie Trouw’s parents.
(5)	The total number of shares sold by selling securityholders in this offering will not exceed a number of shares representing 11% of the total amount of shares offered.
(6)	All shares of Class B common stock held by Mr. and Mrs. Frownfelter will be sold prior to any shares of Class B common stock held by Mr. Trouw are sold.

USE OF PROCEEDS

We estimate that, at a per share price of $8.00, the net proceeds from the sale of the 7,397,697 shares in this offering, including 1,397,697 shares that were previously sold at a per share price of $1.00, will be approximately $43,797,387.90, after deducting the estimated offering expenses of approximately $381,000 and accounting for the shares of Class A common stock that may be sold in this offering by certain selling securityholders as discussed below.

The principal purposes of this offering are for general corporate purposes, including working capital and to facilitate our future access to the public equity markets. See “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources” for additional information regarding the use of our working capital.

Certain selling securityholders in this offering, including our Chief Executive Officer, Arie Trouw, may be entitled to receive up to 11% of the aggregate net proceeds resulting from the sale of shares of Class A common stock in this offering. For more information about Mr. Trouw’s equity holdings in the Company, including his and other selling securityholders’ intention to sell certain shares of Class A common stock in this offering, please see the section entitled, “Plan of Distribution and Selling Securityholders.”

We may also use a portion of the net proceeds to acquire or invest in complementary businesses, technologies or assets. However, we have no present commitments or agreements to enter into any acquisitions or make any such investments.

Our management will have significant flexibility in applying the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of such net proceeds. The goal with respect to the investment of these net proceeds will be capital preservation and liquidity so that these funds are readily available to fund our operations.

Accordingly, we expect to use net proceeds of $43,797,387.90 as follows:

	Amount(1)	Percentage
General and Admin expenses	$4,379,738.79	10.0%
Inventory	$4,379,738.79	10.0%
Working Capital (2)	$4,379,738.79	10.0%
Prototype Building	$6,569,608.19	15.0%
Research and Development	$10,949,346.98	25.0%
Advertising	$13,139,216.37	30.0%
TOTAL	$43,797,387.90	100%

(1)

This table assumes that the Company and certain selling securityholders sell an aggregate of 7,397,697 shares of Class A common stock in this offering, of which such selling securityholders are entitled to receive up to 11% of the aggregate net proceeds from this offering. For more information about the selling securityholders’ intention to sell certain shares of Class A common stock in this offering, please see the section entitled, “Plan of Distribution and Selling Securityholders.”

(2)

A portion of working capital will be used for officers’ salaries. For more information about salaries that we currently pay and expect to pay to our officers, please see the section entitled, “Compensation of Directors and Executive Officers.”

The foregoing information is only an estimate based on our current business plan. We may find it necessary or advisable to re-allocate portions of the net proceeds reserved from one category to another, and we will have broad discretion in doing so. Pending these uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing securities.

BUSINESS

Overview

We build Findable™ products that consist of a combination of mobile apps and a Bluetooth Finder (a small electronic device that broadcasts and receives data through the Bluetooth 4.0 protocol) that leverage the Internet of Things (networked/connected devices that communicate with servers on the Internet either directly or through a nearby host such as a smartphone) to make real-world items “findable” through electronic and/or mobile means. To accomplish this, the user either attaches one of our devices to a mundane item or buys a product that comes pre-enabled with the XY technology and then associates it with a registered account established via our smartphone app, the XY Find It App (as further discussed below).

We market ourselves as “The Findables Company”. We have broadened our approach from using Bluetooth 4 finders to other technologies such as GPS, cellular and Near Field Communication (“NFC”) and also expanded to additional form factors to provide solutions to accommodate our customers’ “Findables” needs and price point including continuous improvements to our XY Beacon technology. For a more detailed discussion of the various price points of XY products, please see the section below entitled “Sales and Marketing.”

Unless the context requires otherwise, references in this Annual Report to “we”, “us”, “our” and the “Company” refer to XY – the Findables Company.

In December 2017, we commenced development of our blockchain technology platform, the XYO Network, which integrates with existing XY devices. We intend to spend the majority of our efforts to grow this aspect of our business, as we see the XYO Network’s vision to be the ultimate mission of XY and its proliferation to be the ultimate source of revenue for the Company.

On July 6, 2018, we entered into the Purchase Agreement with Seller, Kevin Weiler, Graham McBain and Buyer, a wholly-owned subsidiary of the Company, pursuant to which Buyer purchased substantially all of Seller’s assets and assumed certain of Seller’s liabilities, each as specifically set forth in the Purchase Agreement. Seller is a developer of a cryptocurrency-based game known as “LayerOne.”

The aggregate consideration paid to Seller was 375,000 shares of the Company’s Class A Common Stock, equal to approximately $3 million, and 350 Ethereum, equal to approximately $165,000.

XYO Network

The XYO Network is our latest project and is meant to integrate blockchain technology with the existing XY Findables platform. The XYO Network’s platform is being built to integrate with the technologies of other businesses as well. We will continue to grow the XYO Network, as we see it as a potential source of a large portion of our total revenue.

The XYO Network is a digital token-based platform that integrates programmatic components with a location-based proof in order to verify location data in a secure and decentralized manner. This “crypto-location oracle network” is a service that allows developers to enable their applications to interact with the Company’s existing network of GPS and Bluetooth beacon location hardware devices. Developers leverage these applications to track and verify the location of objects in the real world. The concept of having an application connect with an external data source is called an “oracle” in the world of cryptography. An oracle refers to a source of data that is accessed by a decentralized network of computers and recorded on an immutable chain of cryptographically-secured blocks of software hashes. To access the XYO Network, developers integrate the XYO Network software and pay for data retrieval using the Company’s XYO Tokens. For location providers involved in the transaction, XYO Tokens are used to autonomously and deterministically distribute rewards to the location providers. This type of system is only possible to execute using native cryptographic tokens and is impossible to implement using traditional fiat currencies due to limitations centering on fees and its native technology.

The XYO Network was conceived on the premise that the future of technology will rely heavily on autonomous machines and devices, thereby creating a demand for innovative products and technologies that improve our ability to trust machines. Using our existing location technologies, we intend to create a location data verification network that incorporates cryptographic protocols and blockchain technology. We call this ecosystem of protocols and components the XY Oracle Network, or XYO Network for short. The XYO Network is intended to be compatible with other business technologies and support a new generation of applications that are decentralized, autonomous and deterministic. We refer to this new category of applications as “geospatial decentralized applications” or “Geo dApps”. Ultimately, we hope to cultivate a new technology ecosystem around Geo dApps that serves not only end-user consumers, but also enterprises, technology companies, the space exploration industry, government organizations, and more. More details of the technology behind the XYO Network can be found in the XYO Network white paper (available at https://docs.xyo.network/XYO-White-Paper.pdf).

On February 1, 2018, the Company commenced an initial sale of XYO Tokens to be used via the XYO Network, which resulted in proceeds of approximately $1,785,667 (the “Initial Token Sale”). In March 2018, the Company commenced an official sale of XYO Tokens which resulted in proceeds of approximately $10,812,918 (the “Primary Token Sale”).

On May 24, 2018, the Company issued a Rescission Offer to certain investors who purchased XYO Tokens in the Initial Token Sale and the Primary Token Sale. Pursuant to the Rescission Offer, the Company offered to repurchase XYO Tokens that may not have been properly registered under the Securities Act of 1933, as amended, or issued pursuant to an exemption thereunder, at the price originally paid for the XYO Tokens plus interest, if applicable.

As of June 23, 2018, the expiration date of the Rescission Offer, the Company paid a total of $731,504.98 to 94 investors for the repurchase of XYO Tokens.

XYO Network customers obtain and have obtained XYO Tokens by purchasing them in the Initial Token Sale and the Primary Token Sale. Users will also obtain tokens by providing accurate location data and other location verification services over the XYO Network. No further XYO Tokens will be generated after the Initial Token Sale and Primary Token Sale end.

Beacons

We currently sell XY4+ Bluetooth beacons on our website (available at www.xyfindit.com/). XY4+ offers several improvements from our previous XY3 Bluetooth beacon, including enhanced range, volume, and battery life. Other improvements include a multi-function button, a ring your phone from device feature, the ability to initiate IFTTT (if this, then that) or other automation functions, and an accelerometer used for battery optimization.

The XY GPS beacon allows users to attach a device to an item which can be digitally integrated with the App (as defined below) to prevent permanent loss and assist users in finding items through electronic and mobile means like the XY4+ Bluetooth finder. The XY GPS beacon is larger than the other XY devices (~5cm across) and uses Bluetooth 4.0, GPS, and cellular technologies to provide findability functionality for the user.

XY Find It App

We provide a downloadable application (“App”) operated on iOS and Android that allows users to manage their XY Bluetooth beacons, XY GPS and other XY Findables products and track the location of their personal items such as keys, backpacks and pets. Additional features also include alerts to notify users when such items have been inadvertently left behind.

To use an XY Beacon, the user attaches the device to an item he or she wants to make “Findable” by fastening the XY Beacon using a key ring and then associates that beacon using the applicable prompts on the App. The App then allows the user to see the last known location on a digital map (Mapbox on Android and Apple Maps on iOS), and to view the distance of the item if it is in broadcast range. Users can all also “ring the device, controllable from the phone App, which assists the user in finding the lost item.

XY GPS Finder

The XY GPS Finder allows a user to attach a device to an item which can be digitally integrated with our XY Find It App to prevent permanent loss and assist users in finding items through electronic and mobile means similar to the XY4+ Bluetooth finder. In addition, the XY GPS is larger (~5cm across) and uses Bluetooth 4.0, GPS, and cellular technologies to provide findability for the user. When the XY GPS is within Bluetooth range of a mobile device running the XY Find It App, it reports its location using a Bluetooth 4.0 connection to the mobile device. When the XY GPS is not within range of a mobile device, the XY GPS broadcasts a signal periodically (approximately 1 to 10 times per hour, as set by the user) to the nearest available cell tower, which then reports the location of the XY GPS to our servers. In turn, our servers then report the location to the XY smartphone application for each respective user’s use.

Competition

Tile, Inc., TrackR, Inc., Chipolo, Inc., and several other companies offer alternative solutions to locating items electronically. Of these, we consider Tile, Inc. a significant competitor given its level of success in this very fast-growing market. Based on anecdotal data we believe that Tile, Inc. has the greatest number of users and is the most well-known in the market in which we compete.

Sales and Marketing

As of March 2018, the manufacturer’s suggested retail price (“MSRP”) for a single XY4+ is $39.99. The MSRP multi-unit pricing is as follows: $149.99 for a package of 5 and $224.99 for a package of 8. The MSRP for the XY GPS Finder is $119.99 for a device with six months of free cellular service and $249.99 for a device with lifetime free cellular service. When the free cellular service period has expired, continued cellular service will cost approximately $5 per month.

In 2017, 2016 and 2015, we sold approximately 86,000, 250,000 and 173,000 XY Beacons, respectively, throughout the world, which generated approximately $1,030,000, $3,682,000 and $1,540,000 in gross revenue.

We have established relationships with various distribution and retail partners but we primarily sell our products directly online through our website. In international markets, including Canada, Australia, the United Kingdom and other European countries, we primarily sell through distributors who in turn sell to local retailers. Our international sales currently account for less than 1% of our overall sales; however, due to management’s belief that international demand for our products will grow, XY has partnered with an international shipping platform in January 2018.

For the year ended December 31, 2017, online sales direct to customers accounted for approximately 77% of our sales. As of December 31, 2017, one customer accounted for approximately 53% of our outstanding accounts receivable. As of December 31, 2016, two customers accounted for approximately 87% of our outstanding accounts receivable.

Original Equipment Manufacturer (“OEM”)

The XY4+ and XY GPS is manufactured by SMK Electronics Corporation (“SMK”) and uses the uBlox chip set. We also have an arrangement in place for SMK to manufacture upcoming iterations of our Bluetooth item finders using Toshiba and Dialog chipsets. SMK is a manufacturer based in the United States with operations in Mexico.

Research and Development

During the fiscal years ended December 31, 2017 and 2016, we spent approximately $400,000 and $503,000, respectively, on engineering, research and development activities.

Employees

As of March 30, 2018, we employed a total of 15 full-time and 1 part-time person. None of our employees are covered by a collective bargaining agreement. Most of the significant engineering work on the XY design has occurred through our prospective suppliers and partners and engineering consultants.

PROPERTIES

Our principal office is located at 1133 Columbia Street #205 San Diego, California 92101, which is the mailing address of our executive offices that we leased for a five year period beginning on January 1, 2014. Our current rent payments are approximately $22,464 per month. In addition, we sublease a small area of our leased property to a local subtenant, but reserve the right to retake possession of such subleased space as we continue to grow and believe that our current space, in addition to the subleased space available for repossession, is sufficient to meet the Company’s future growth and expansion.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS

The following discussion summarizes the significant factors affecting the operating results, financial condition and liquidity and cash flows of our company for the years ended December 31, 2017 and 2016 and for the six months ended June 30, 2018. You should read this discussion together with the financial statements, related notes and other financial information included in this Offering Circular. Except for historical information, the matters discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are forward looking statements that involve risks and uncertainties, including those discussed under Part II, “Risk Factors” and elsewhere in this Offering Circular, and are based upon judgments concerning various factors that are beyond our control. These risks could cause our actual results to differ materially from any future performance suggested below.

General Overview

Originally, we were organized as a limited liability company named Ength Degree LLC under the laws of the State of Delaware. On May 27, 2016, we converted to a Delaware corporation and changed our name to XY – the Findables Company. Our business has primarily been focused on creating products for consumers to use in their everyday life to help them locate, track and be notified of their belongings’ location. This is one of the fastest growing and dynamic industries that exist today—the Internet-of-Things. The Internet has changed many aspects of our lives and the marriage of GPS location devices with Internet and mobile Internet access for easy to use data display is bringing new capabilities to businesses and families.

XY - the Findables Company designs, develops, and sells commercial and consumer wearable Bluetooth and GPS tracking solutions that enhance the way people and things stay connected within our highly mobile society. Our products and services provide data intended to enhance safety, security, connectivity, operational savings, and coordination of mobile assets, as well as enhancing managerial or parental decisions with respect to such mobile assets. Our consumer products are sold under the XY brand and include a downloadable smartphone application that allows users to synchronize the product to mobile devices such as smartphones and tablets. Customers can also use their web browser to access the app through their phone, tablet or computer.

Starting in December 2017, we are also focusing our efforts on our new crypto-location oracle network. We believe that one of the most important aspects of the future rests on the ability for us to trust machines. This trust is best achieved through innovations in blockchain technology and can be made available through our creation of the crypto-location oracle network that is resistant to attack and achieves unprecedented accuracy and certainty within the given restraints of the system.

Critical Accounting Policies

This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, net sales and expenses and related disclosures. On an ongoing basis, we evaluate our estimates. We base our estimates on historical experience, performance metrics and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results will differ from these estimates under different assumptions or conditions. We apply the following critical accounting policies in the preparation of our financial statements.

Revenue Recognition

Revenues are recognized in accordance with Accounting Standards Codification 606 – Revenue from Contracts with Customers. The Company recognizes revenue when it is realized or realizable and earned. We consider revenue realized or realizable and earned when there is persuasive evidence of an arrangement and that the product has been shipped or the services have been provided to the customer, the sales price is fixed or determinable and collectability is probable. The Company currently has two main sources of revenue which include the sale of XY Findables Bluetooth beacons and the sale of XYO Tokens.

Revenue from the sales of XY products is recognized upon shipment to website customers and upon delivery to retail store distributors net of an allowance for estimated returns. The allowance for sales returns is estimated based on management’s judgement using historical experience and expectation of future conditions. The Company participates in various promotional activities in conjunction with its retailers and distributors, primarily through the use of trade discounts and customer allowances, which include costs associated with off-invoice mark-downs and other price reductions, as well as trade promotions and coupons.

There is currently no specific definitive guidance in the generally accepted accounting principles in the United States or alternative accounting frameworks for the accounting for the production of digital currencies and management has exercised significant judgement in determining appropriate accounting treatment for the recognition of revenue for the development of digital currencies. Management has examined various factors surrounding the substance of the Company’s operations and the guidance in Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. In the event authoritative guidance is enacted by the Financial Accounting Standards Board, the Company may be required to change its policies which could result in a change in the Company’s financial statements. The Company derives its revenue by providing XYO Tokens and access to the digital network. In consideration for these XYO Tokens the Company receives digital currencies which are recorded as revenue, using the average U.S. dollar spot rate of the related crypto-currency on the date of receipt. The coins are recorded on the balance sheet at their fair-value and re-measured at each reporting date. Revaluation gains or losses, as well as the gains or losses on the sale of the digital currencies are recorded as a component of cost and expenses in the statement of operations.

Fair Value of Financial Instruments

The Company measures at fair value certain of its financial and non-financial assets by using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Fair value is the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date, essentially an exit price, based on the highest and best use of the asset or liability. The Company measures its digital currencies at their fair value on the date they are received as revenues and are revalued to their current market value at each reporting date. Digital currencies consist of crypto-currency denominated assets such as Ethereum and XYO Tokens and are included in current assets. Digital currencies are carried at their fair market value determined by an average spot rate of the most liquid currency exchanges. The digital currency market is still a new market and is highly volatile; historical prices are not necessarily indicative of future value; a significant change in market prices for digital currencies would have a significant impact on the Company’s earnings and financial position.

Stock-Based/Unit-Based Compensation

We measure our employee stock-based/unit-based compensation expense as of the grant date, based on the estimated fair value of the award, and recognize it as an expense, net of estimated forfeitures, over the requisite service period. We amortize stock-based/unit-based compensation expense on a straight-line basis over the requisite service period for the entire award, which is generally four years; however, certain provisions in our equity incentive plan provide for shorter and longer vesting periods under certain circumstances.

We estimate the fair value of stock options, incentive units, warrants and other equity-based compensation using a Black-Scholes option pricing model on the date of grant. The Black-Scholes option pricing model requires the input of subjective assumptions, including the risk-free interest rate, the expected dividend yield of our common stock, the expected volatility of the price of our common stock and the expected term of the option. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, our stock-based compensation expense could be materially different in the future. See Note 9 to each of our financial statements for the years ended December 31, 2017 and 2016 and for the six months ended June 30, 2018. for included elsewhere in this Offering Circular for information concerning certain of the specific assumptions we used in applying the Black-Scholes option pricing model to determine the estimated fair value of our employee unit-based compensation and warrants granted in 2017 and 2018.

To determine the fair value of our common stock underlying option grants our board of directors considered, among other things, input from management and contemporaneous valuations of the Company prepared by Center Point Business Valuations, LLC and Transcend Valuation, Inc., which are independent valuation companies hired by the Company. Our board of directors intended all options granted to be exercisable at a price per share not less than the per-share fair value of our common stock underlying those options on the date of grant.

See Note 2 to each of our financial statements for the years ended December 31, 2017 and 2016 and for the six months ended June 30, 2018 for additional information regarding our critical and significant accounting policies.

Recent Accounting Pronouncements

See Note 2 to each of our financial statements for the years ended December 31, 2017 and 2016 and for the six months ended June 30, 2018 for information regarding recently issued accounting pronouncements.

Results of Operations for Year Ended December 31, 2017 Compared to Year Ended December 31, 2016, and for the Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 2017.

Revenues: We generated revenues of approximately $1,030,000 for the year ended December 31, 2017, as compared with approximately $3,682,000 for the year ended December 31, 2016, a decrease of approximately $2,652,000, or 72%. The decrease is primarily due to a late shipment from our Contract Manufacturer for our primary new product XY4+ in November 2017. Our product was expected to ship much earlier in the year and as result of this late shipment we missed a large part of the holiday season which is typically our highest revenue earning months. We also had an increase in introductory product discounts for the launch of the XY GPS Finder in 2017.

We generated revenues of approximately $15,013,000 for the six months ended June 30, 2018, as compared with approximately $442,000 for the six months ended June 30, 2017, an increase of approximately $14,571,000. The increase is primarily due to increased marketing and greater expansion into international markets for our retail sales, as well as the sale of XYO Tokens during the Company’s Primary Token Sale.

Cost of sales: Cost of sales was approximately $801,000 and $1,398,000 for the years ended December 31, 2017 and 2016, respectively, representing 77.7% and 38.0% of revenues, respectively, a decrease of approximately $597,000. The decrease is primarily due to the decrease in sales as a result of the shipment delay from our Contract Manufacturer.

Cost of sales was approximately $1,451,000 and $425,000 for the six months ended June 30, 2018 and 2017, respectively, representing 10% and 103% of revenues, respectively, an increase of approximately $1,026,000. The increase is primarily due to the increase in sales and reliance on marketing spend during the six months ended June 30, 2018.

Gross Profit: Gross profit for the years ended December 31, 2017 and 2016 was approximately $230,000 and $2,284,000 respectively, a decrease of approximately $2,055,000. As a percentage of revenues, gross profit decreased to 22.3% from 62.0% for the years ended December 31, 2017 and 2016, respectively. This decrease is primarily due to the reduction in sales and an increase in discounts and promotions related to the launch of our new product in 2017 of the XY GPS Finder.

Gross profit for the six months ended June 30, 2018 and 2017 was approximately $13,562,000 and $17,000 respectively, an increase of approximately $13,545,000. As a percentage of revenues, gross profit increased to 90.3% from 3.9% for the six months ended June 30, 2018 and 2017, respectively. This increase is primarily due to the sale of XYO Tokens during the Company’s Primary Token Sale.

Research and Development Expenses: Research and development expenses were approximately $400,000 and $503,000 for the years ended December 31, 2017 and 2016, respectively. During the year ended December 31, 2016, we made significant improvements to our smartphone app and the development of the XY Beacon and the XY GPS which caused an increase in research and development expenses. During the year ended December 31, 2017, we leveraged many of the improvements developed in 2016 and continued development to launch our new product XY4+ in 2017.

Research and development expenses were approximately $249,000 and $162,000 for the six months ended June 30, 2018 and 2017, respectively. During the six months ended June 30, 2018, we increased investment in applications and infrastructure to support the XYO network. During the six months ended June 30, 2017, we were continuing development on our new product XY4+.

Selling and Marketing Expenses: Selling and marketing expenses were approximately $2,138,000 and $3,026,000 for the years ended December 31, 2017 and 2016, respectively. The decrease of approximately $888,000 was primarily due to a decrease in online advertising expenses of approximately $745,000, as well as a decrease in fulfillment and retail sales expenses for the year ended December 31, 2017.

Selling and marketing expenses were approximately $10,103,000 and $874,000 for the six months ended June 30, 2018 and 2017, respectively. The increase of approximately $9,229,000 was primarily due to an increase in advertising of the network as we believe the development of the developer community is critical to the overall success of the network.

General and Administrative Expenses: General and administrative expenses were approximately $1,467,000 and $1,180,000 for the years ended December 31, 2017 and 2016, respectively. The increase of approximately $287,000 was primarily due to an increase in our investment department expenses which was dedicated to selling and providing support for our equity financing in 2017.

General and administrative expenses were approximately $4,270,000 and $885,000 for the six months ended June 30, 2018 and 2017, respectively. The increase of approximately $3,385,000 was primarily due to an increase in headcount and professional services for the six months ended June 30, 2018.

Financial Condition, Liquidity and Capital Resources

Our working deficiency was as follows:

	As of December 31, 2017	As of December 31, 2016
Current Assets	$714,000	$943,000
Current Liabilities	(2,853,000)	(1,300,000)
Net Working Capital (deficiency)	$(2,139,000)	$(357,000)

	As of June 30, 2018	As of June 30, 2017
Current Assets	$24,983,000	$372,000
Current Liabilities	(2,610,000)	(1,173,000)
Net Working Capital (deficiency)	$22,373,000	$(801,000)

Our principal uses of cash have been primarily to fund operations and increase our inventory levels of location hardware devices. Such capital expenditures are required, we believe, to create a strong critical-mass of location network providers necessary to launching a robust location network (XYO Network).

Cash flow from operations: Net cash used by operating activities was approximately $3,129,000 for the year ended December 31, 2017, compared to cash used by operating activities of approximately $1,624,000 for the year ended December 31, 2016, an increase in cash used by operating activities of $1,505,000. The increase in net cash used by operating activities was primarily driven by an increase in net loss for the year ended December 31, 2017.

Net cash used by operating activities was approximately $12,350,000, compared to cash used by operating activities of approximately $1,808,000 for the six months ended June 30, 2018 and 2017, respectively, an increase in cash used by operating activities of $10,542,000. The increase in net cash used by operating activities was primarily driven by an increase in digital currencies and realized gains on the sale of digital currencies offset by an increase in the net profit for the six months ended June 30, 2018.

Cash flow used in investing activities: Our investing activities used cash of approximately $7,000 during the year ended December 31, 2017 and approximately $3,000 for the year ended December 31, 2016 as a result of an increase in purchases for property and equipment purchases.

Our investing activities used cash of approximately $46,000 and $7,000 during the six months ended June 30, 2018 and 2017, respectively, as a result of an increase in purchases for property and equipment purchases.

Cash flow from financing activities: During the year ended December 31, 2017, financing activities provided us approximately $3,112,000 in cash primarily attributable to a secured credit agreement with a lender, loans from shareholders and proceeds from our common stock offering. During the year ended December 31, 2016, financing activities provided us approximately $1,518,000 in cash primarily attributable to loans from Arie Trouw, our Chief Executive Officer and proceeds from our common stock offering.

During the six months ended June 30, 2018, financing activities provided approximately $13,635,000 in cash primarily attributable to an increase in proceeds from the sale of digital currencies and an increase in proceeds as a result of a common stock offering which was offset by a decrease in cash as a result of repayments on note payables. During the six months ended June 30, 2017, financing activities provided us approximately $1,787,000 in cash primarily attributable to loans from a lender and proceeds from our common stock offering.

Liquidity: During the years ended December 31, 2017 and 2016, the Company incurred net losses of $4.2 million and $2.5 million, respectively. During the six months ended June 30, 2018 and 2017, the Company incurred net profit of $5.5 million and net losses of $2.0 million, respectively. Our principal sources of liquidity are our existing cash, cash equivalents, digital currencies and cash generated from operations. We expect that cash provided by operating activities may fluctuate in future periods as a result of a number of factors, including fluctuations in our operating results and working capital requirements. The digital currency market is still a new market and is highly volatile; historical prices are not necessarily indicative of future value; a significant change in markets prices for digital currencies would have a significant impact on the Company’s earnings and financial position.

With the exception of the six months ended June 30, 2018, the Company has incurred net losses from inception to date. These losses have resulted principally from costs incurred in connection with the development and launch of the Company’s products, consulting fees, selling and marketing expenses and general and administrative expenses. The Company expects to continue to incur operating losses for the next year as it refines its products and grows its customer base. As a result, the Company will seek to fund its operations through the sale of stock and/or debt financings or other sources, as it deems necessary. If the Company fails to raise capital, it would have a negative impact on its financial condition and its ability to pursue its business strategies. Those conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Loans

During the year ended December 31, 2015, we received loans totaling $1,968,000 from Arie Trouw, our Chief Executive Officer, that were unsecured, earn interest at 8% per annum, and were set to mature at various dates in 2018 and repaid $600,000 of these loans. During the year ended December 31, 2016, we borrowed additional funds from Mr. Trouw under these notes in the amount of $1,685,000. On May 27, 2016, Mr. Trouw converted $3,460,145, which represents the aggregate amount of unpaid principal and interest outstanding under all of the promissory notes then-held by Mr. Trouw, into 7,957,468 shares of the Company’s Class B common stock.

In August 2016, we entered into a second revolving line of credit with Wells Fargo, which allowed us to borrow up to $25,000. This Line of Credit accrues interest at 0.99% during the first six months and then at an amount equal to the prime rate plus 8.0%. As of June 30, 2018, the Line of Credit balance was approximately $0. As of December 31, 2017 , and 2016, the Line of Credit was approximately $22,000 and $24,000, respectively.

In August 2016, June 2017 and September 2017, we entered into note and warrant purchase agreements with one of our shareholders. The notes are in the amounts of $150,000, $80,000 and $100,000, earn interest at 8% per annum and mature in 2020, 2021 and 2021, respectively. The warrants issued in conjunction with these notes allow the shareholder to purchase up to 330,000 shares of the Company’s Class A common stock at $1.00 per share.

In October 2016 and October 2017, we entered into note agreements with Mr. Trouw in the amounts of $120,000 and $102,782, which earns interest at 8% per annum and matures in 2020 and 2021, respectively. In connection with the notes payables, the Company issued warrants to purchase up to 102,782 shares of Class A common stock at an exercise price of $1.00 per share. As of June 30, 2018, the loan payable balance was approximately $73,000, exclusive of any discounts. As of December 31, 2017, and 2016, the loan payable balance was approximately $223,000 and $120,000, respectively, exclusive of any discounts.

In February 2017, the Company entered into a secured credit agreement with a lender to borrow up to $1,500,000. The Company borrowed $1,300,000 under this facility from unrelated parties and $200,000 from a shareholder. Interest is at 15% for the first six months, increasing to 17.5% for the next six months and 20% thereafter. Only interest payments are due during the first 12 months and interest and principal payments are due in monthly installments during the following 12 months. In addition, the Company issued warrants in conjunction with this borrowing allowing the unrelated parties to purchase 1,300,000 shares of the Company’s Class A common stock at $1.00 per share.

Capital

In March 2018, the Company continued the offering and sale of up to 7,397,697 shares of its Class A common stock (including 1,397,697 shares previously sold in the offering prior to March 2018) with maximum gross proceeds up to $49,397,697. Through June 30, 2018, the company has received net proceeds of $994,905 through this offering.

Off Balance Sheet Arrangements

As of June 30, 2018 and December 31, 2017, and 2016, we had no off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Commitments

Our executive offices are located at 1133 Columbia Street, Suite 205, San Diego, California, for which we entered into a lease commencing in December 2013 and which expires in June 2019. The lease provided a rent abatement until September 2014 and required monthly rental payments of $20,628 per month in 2015, $21,168 per month in 2016, $21,816 per month in 2017, $22,464 per month in 2018 and $23,112 per month thereafter. Please see the section entitled “Properties” in the second amended Preliminary Offering Circular previously filed with the Securities and Exchange Commission (the “Commission”) on September 21, 2016 for more information about the Company’s currently-leased real property.

Trend Information

Our financial focus is to achieve long term sustainable cash flows for our business. We believe the way to achieve this is through common sense allocation of capital to support both long term revenue growth and efficient control of operating expenses. We believe a significant driver of revenues for the Company will be derived from the XYO Network. For that reason, the Company will be increasing its investment in developing and marketing our cryptographic oracle network and continuing to further strengthen our beacon hardware business, as our devices will work as location verification devices within the XYO Network.

We split our revenue streams into two units: Beacon Hardware and XYO Tokens. Our primary source of revenues for the six months ending June 30, 2018 consisted of the sale of XYO Tokens and the sale of XY4+ products.

Our capital management is a significant priority. Currently, our principal use of existing funds and any funds raised is to invest in our future growth either internally or via acquisitions and service our debt obligations. More specifically, we intend to use the proceeds from our equity financings to perform further research and development of our current products (including our XY4+ Bluetooth beacons and XY GPS beacons), expand our products’ presence in other geographic locations, increase our brand awareness, and increase the sales force and business development teams to support the XY ecosystem.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our directors, executive officers and significant employees, and their ages as of July 13, 2018, are as follows:

Name	Position	Age	Term of Office
Executive Officers:
Arie Trouw(1)	Chief Executive Officer	48	June 2012 - Current
	Chief Financial Officer		April 2016 - Current
	Chief Operating Officer		April 2016 - Current
	Chief Technology Officer		October 2016 - Current

Directors:(2)
Arie Trouw(1)	Chairman and Director	48	May 2016 - Present
Scott Scheper	Director	31	March 2018 - Present
Nick Urbani	Director	32	March 2018 - Present

Significant Employees:
None.

(1)

Prior to January 2016, Mr. Trouw acted as the Company’s Chief Technology Officer and holds this position again as of October 2016. Prior to the Company’s conversion from a Delaware limited liability company to a Delaware corporation, Mr. Trouw served as the limited liability company’s manager.

(2)	John Arana and Soraya Darabi retired as directors on September 18, 2017 and December 4, 2017, respectively. Mr. Arana and Ms. Darabi previously served on our board beginning in May 2016.

Executive Officers

Arie Trouw has served as Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Chairman of our board of directors since we converted to a Delaware corporation in May 2016 from Ength Degree LLC, a Delaware limited liability company. Prior to such conversion, Mr. Trouw served as the Chief Executive Officer and Manager of Ength Degree LLC since September 2012. Prior to starting the Company, from June 2008 to April 2012, Mr. Trouw served as the Chairman and Chief Executive Officer of Pike Holdings Inc., a software and advertising company. Since April 2012, Mr. Trouw has served as Chairman of Pike Holdings Inc. From 2007 to 2008, Mr. Trouw served as Chief Technology Officer of Tight Line Technologies LLC, a gaming data analytics and automation company. Mr. Trouw received his Bachelor of Science in Computer Science from the New York Institute of Technology. Mr. and Mrs. Frownfelter, who are certain selling securityholders discussed in the section entitled, “Plan of Distribution and Selling Securityholders,” are Arie Trouw’s parents.

Board of Directors

Our board of directors currently consists of three directors. We may appoint additional independent directors to our board of directors in the future, to serve on committees or for other purposes.

Arie Trouw serves as Chairman of the board of directors. For more information about Mr. Trouw, please see the section above entitled, “Directors, Executive Officers and Significant Employees – Executive Officers.”

Scott Scheper has served as Head of Marketing for XY since Q4 2017. Prior to joining XY, Mr. Scheper was Managing Member of Greenlamp, an automated software and advertising company. Prior to founding Greenlamp in August 2013, Mr. Scheper worked in the digital marketing industry, most notably as one of Yontoo Technology, Inc.’s early team members, a digital technology company, which was founded by XY’s CEO, Arie Trouw. Mr. Scheper received his Bachelor of Science in Finance from Chapman University in Orange County.

Nick Urbani has spent the last 13 years successfully creating and growing technology and digital media companies. Mr. Urbani specializes in data based optimization of user acquisition and customer lifetime value with over $100 million of ad spend under his belt. He is currently Principal at Digital Alpha Capital, which owns and operates several online media companies including a mobile inbox application company, a women focused ecommerce company, and several online content properties. Digital Alpha Capital’s portfolio companies were started in early 2017 and currently employ approximately 50 people and growing. Mr. Urbani serves as Co-Founder and CEO of each of these portfolio companies. Prior to joining Digital Alpha Capital, Mr. Urbani was Co-Founder and CEO of Front Street Digital, which grew a portfolio of owned and operated online properties to well over 100 million page views per month. Before joining Front Street, Mr. Urbani was Co-Founder and CEO of Bitkibble which grew to over three million daily active users of its owned and operated Windows utility software. Prior to that Mr. Urbani served has a general manager to a web applications company, growing its app to over 10 million users, and as Managing Director, Mr. Urbani grew eBoost Consulting, a digital marketing consulting group, from two people working out of house to over 40 consultants. Mr. Urbani has his MBA in Entrepreneurship from San Diego State University and lives in San Diego.

There are no family relationships between any of our directors or executive officers and any other of our directors or executive officers.

Committees of the Board of Directors

We currently have not established any committees of the board of directors, including without limitation an audit committee, compensation committee and a nominating and governance committee. Until such committees are established, matters otherwise addressed by such committees will be acted upon by the board of directors in accordance with our Certificate of Incorporation and Bylaws, as amended from time to time.

Significant Employees

None.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about the annual compensation of each of our two highest paid persons who were executive officers or directors during our last completed fiscal year. No other persons who were executive officers or directors of the Company received annual compensation during our last completed fiscal year.

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Arie Trouw	Chief Executive Officer; Chief Financial Officer; Chief Operating Officer; Chief Technology Officer	$80,000	$44,432(1)	$124,432

(1)	Fair value of options granted.

We may increase salaries and provide other employment benefits to our executive officers in the near future in amounts to be determined by our board of directors, when the Company has sufficient funds. Our directors and executive officers are also reimbursed for their business expenses. We expect to pay employee compensation in the form of salary, bonus and benefits to other executive officers who may be hired during the fiscal year ending December 31, 2018, in amounts to be determined.

Compensation of Directors

We compensate our directors for attendance at meetings and we reimburse our officers and directors for reasonable expenses incurred during the course of their performance.

Future Compensation

Cash compensation to be paid to the individual listed in the table above for 2017 is as follows:

Name	Capacities in which compensation was received	Cash compensation ($)
Arie Trouw	Chief Executive Officer;	$80,000
	Chief Financial Officer;
	Chief Operating Officer;
	Chief Technology Officer

Employment Agreements

We have not entered into any employment agreements with our executive officers or other employees to date. We may enter into employment agreements with them in the future.

2016 Equity Incentive Plan

On June 2, 2016, the board of directors and Stockholders of the Company approved the 2016 Equity Incentive Plan pursuant to which stock options and awards may be authorized and granted to our executive officers, directors, employees and key consultants. We authorized approximately 5% of our issued and outstanding common stock for future issuance under a 2016 Equity Incentive Plan. On March 15, 2018 the board of directors and stockholders of the Company approved an amendment to the 2016 Equity Incentive Plan increasing the number of shares of common stock reserved for issuance under the plan to 25,000,000 shares. The issuance of stock options or other equity securities may be utilized by the Company in the future to attract and retain one or more new key senior executives to manage and facilitate our growth.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Set forth below is information regarding the beneficial ownership of our common stock, our only outstanding class of capital stock, as of July 10, 2018, by (i) each person whom we know owned, beneficially, more than 10% of the outstanding shares of a class of our common stock, and (ii) all of the current directors and executive officers as a group. We believe that, except as otherwise noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Commission and includes voting or investment power with respect to shares beneficially owned.

	Class A common stock (2)			Class B common stock (2)		Total
Name and address of beneficial owner (1)	Amount of nature of beneficial ownership		Percent of class (3)	Amount of nature of beneficial ownership	Percent of class (4)	percent of Class A and Class B common stock as- converted (5)
Arie Trouw	5,232,782	(6)	21.05%	27,792,463	86.00%	57.77%
Scott Scheper	5,000,000	(7)	20.12%	-	-	8.75%
Markus Levin	5,000,000	(7)	20.12%	-	-	8.75%
Nick Urbani	-		-	-	-	-
All directors and officers as a group (3 persons)	10,232,782		41.17%	27,792,463	86.00%	66.51%

(1)	Unless otherwise indicated, the address of those listed is c/o Chief Executive Officer, 1133 Columbia St. #205, San Diego, CA 92101.
(2)	Unless otherwise indicated, all shares are owned directly by the beneficial owner.
(3)

Based on 24,940,121 shares of Class A common stock outstanding as of July 10, 2018, assuming the exercise in full of all outstanding options to purchase shares of the Company’s Class A common stock and the exercise of certain outstanding warrants held by Craig and Susanna Frownfelter, other lenders and StartEngine Crowdfunding, Inc.

(4)	Based on 32,315,700 shares of Class B common stock outstanding as of July 10, 2018.
(5)

Based on the number of shares of Class A common stock outstanding assuming the conversion of all of the outstanding shares of the Company’s Class B common stock set forth in Note 5 above to shares of the Company’s Class A common stock on a 1-for-1 basis as of the date hereof and the exercise of options and warrants held by the applicable beneficial owners to purchase shares of the Company’s Class A common stock.

(6)

Represents (i) warrants to purchase 102,782 shares of the Company’s Class A common stock, and (ii) options to purchase shares of the Company’s Class A common stock, 5,010,000 of which vested immediately and 120,000 will vest 1/4th on August 31, 2018 with the remainder vesting 1/36th per month thereafter.

(7)	Represents options to purchase shares of the Company’s Class A common stock fully vested on date of grant.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

On May 27, 2016, Arie Trouw converted $3,460,145, which represents the aggregate amount of unpaid principal and interest outstanding under all of the promissory notes then-held by Mr. Trouw under that certain credit agreement dated October 2, 2014, by and between the Company and Mr. Trouw, into 7,957,468 shares of the Company’s Class B common stock. For more information about Mr. Trouw’s equity holdings in the Company, including his intention to sell certain shares of Class B common stock in the Offering, please see the section entitled, “Plan of Distribution and Selling Securityholders” of the Offering Circular previously filed with the Commission on March 19, 2018.

On October 13, 2016, Arie Trouw loaned the Company $120,000 pursuant to a credit agreement.

On September 5, 2017, our board of directors approved a 2017 Bonus Incentive Compensation Plan pursuant to which Arie Trouw received options to purchase 130,000 shares of the Company’s Class A common stock, 10,000 of which vested immediately. The remaining options to purchase 120,000 shares will vest 1/4th on August 31, 2018 with the remainder vesting 1/36th per month thereafter.

On October 4, 2017, Arie Trouw loaned the Company $102,782 in exchange for a promissory note and warrants to purchase 102,782 shares of Class A common stock with an exercise price per share of $1.00, pursuant to the terms and conditions of a note and warrant purchase agreement dated August 12, 2016.

On March 15, 2018, our board of directors approved an amendment to our 2016 Equity Incentive Plan increasing the number of shares of common stock reserved for issuance under the plan to 25,000,000 shares. Immediately thereafter, the board of directors approved the issuance of options to purchase 5,000,000 shares of the Company’s Class A common stock to each of Arie Trouw and Scott Scheper, 100% of which vested immediately. These options have an exercise price of $1.00 per share. On May 27, 2016, Craig and Susanna Frownfelter, who are Arie Trouw’s parents, converted $200,667, which represents the aggregate amount of unpaid principal and interest outstanding under that certain credit agreement dated April 29, 2016, by and between the Company and Mr. and Mrs. Frownfelter, into 461,483 shares of the Company’s Class B common stock. On June 2, 2016, Craig and Susanna Frownfelter, purchased 454,545 shares of the Company’s Class B common stock at a per share purchase price of $0.44 for an aggregate purchase price of $200,000. On August 12, 2016, Craig and Susanna Frownfelter purchased a promissory note in the aggregate principal amount of $150,000 and a warrant to purchase 150,000 shares of the Company’s Class A common stock with an exercise price per share of $1.00, all pursuant to the terms and conditions of a note and warrant purchase agreement dated August 12, 2016. On June 23, 2017, Craig and Susanna Frownfelter purchased a promissory note in the aggregate principal amount of $80,000 and a warrant to purchase 80,000 shares of the Company’s Class A common stock with an exercise price per share of $1.00, all pursuant to the terms and conditions of a note and warrant purchase agreement dated August 12, 2016. On August 9, 2017, Craig and Susanna Frownfelter purchased a promissory note in the aggregate principal amount of $200,000 and a warrant to purchase 200,000 shares of the Company’s Class A common stock with an exercise price per share of $1.00, all pursuant to the terms and conditions of the Credit Agreement dated February 28, 2017. On September 25, 2017, Craig and Susanna Frownfelter purchased a promissory note in the aggregate principal amount of $100,000 and a warrant to purchase 100,000 shares of the Company’s Class A common stock with an exercise price per share of $1.00, all pursuant to the terms and conditions of a note and warrant purchase agreement dated August 12, 2016.

On May 27, 2016, the Company converted from a Delaware limited liability company to a Delaware corporation pursuant to a plan of conversion, in which all of the outstanding units and notes payable, converted into 32,216,082 shares of Class B common stock.

SECURITIES BEING OFFERED

Our authorized capital stock consists of 60,000,000 shares of Class A common stock, $0.0001 par value per share, 40,000,000 shares of Class B common stock, $0.0001 par value per share and 30,000,000 shares of undesignated preferred stock, $0.0001 par value per share. The following description summarizes what we believe to be the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you.

The following is a summary of the rights of our capital stock as provided in our Certificate of Incorporation and Bylaws. For more detailed information, please see our Certificate of Incorporation and Bylaws, which have been filed as Exhibits 2.1 and 2.2, respectively, to the Preliminary Offering Circular.

Common Stock

As of July 10, 2018, there were 1,805,522 shares of our Class A common stock outstanding, held by 2,338 stockholders of record, and 32,315,700 shares of our Class B common stock outstanding, held by 20 stockholders of record. No shares of our Class A common stock were outstanding prior to the effective date of the Preliminary Offering Circular. Assuming all 7,397,697 shares of Class A common stock are sold in this offering, there will be 7,397,697 shares of our Class A common stock outstanding, as well as outstanding options to purchase 21,192,650 shares of our Class A common stock and outstanding warrants to purchase 1,940,949 shares of our Class A common stock.

Dividends. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock shall be entitled to share equally in any dividends that our board of directors may determine to issue from time to time. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of Class A common stock shall receive Class A common stock, or rights to acquire Class A common stock, as the case may be, and the holders of Class B common stock shall receive Class B common stock, or rights to acquire Class B common stock, as the case may be.

Voting Rights. Holders of our Class A common stock and Class B common stock have identical rights, except that holders of our Class A common stock are entitled to 1 vote for each share of Class A common stock held on all matters submitted to a vote of stockholders and holders of our Class B common stock are entitled to 10 votes for each share of Class B common stock held on all matters submitted to a vote of stockholders. Holders of shares of our Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. Cumulative voting for the election of directors is not provided for in our Certificate of Incorporation that will be in effect upon the closing of this offering, which means that the holders of a majority of the votes represented by our shares can elect all of the directors then standing for election.

Liquidation Rights. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably based on the number of shares then-held by holders of our Class A and Class B common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of other claims of creditors.

Preemptive, Redemption and Other Rights. Neither our Class A common stock nor our Class B common stock is entitled to preemptive or redemption rights. There are no sinking fund provisions applicable to the common stock.

Conversion Rights. Our Class A common stock is not convertible into any other shares of our capital stock. Each share of our Class B common stock is convertible at any time at the option of the holder into one share of our Class A common stock. In addition, each share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer, whether or not for value, except for estate planning, intercompany and other similar transfers. Each share of our Class B common stock will convert into one share of Class A common stock if such conversion is approved by the holders of a majority of the then-outstanding shares of Class B common stock. Once converted into Class A common stock, the Class B common stock may not be reissued. No class of our common stock may be subdivided or combined unless the other class of our common stock concurrently is subdivided or combined in the same proportion and in the same manner.

Drag-Along Rights. Upon the written approval of the holders of shares representing at least 51% of the voting power represented by capital stock of the Company, any holder of shares of Class A common stock and Class B common stock shall vote their shares in favor of (a) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the

Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company and (b) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any equity acquisition, reorganization, merger or consolidation but excluding any sale of equity for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Company held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent).

Fully paid and nonassessable. All outstanding shares of our Class B common stock are, and the shares of our Class A common stock to be issued pursuant to this offering will be, fully paid and non-assessable.

Preferred Stock

Our board of directors is authorized by our Certificate of Incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our stockholders. Any shares of preferred stock so issued would have priority over our common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock. At present we have no plans to issue any additional shares of preferred stock or to adopt any new series, preferences or other classification of preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then market price of such stock. Our board presently does not intend to seek stockholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our Certificate of Incorporation and our Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. In particular, our dual class common stock structure will concentrate ownership of our voting stock in the hands of our founders, board members and employees. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Dual Class Structure. As discussed above, our Class B common stock has 10 votes per share, while Class A common stock, which is the class of stock we are selling in this offering, has 1 vote per share. Assuming all 10,000,000 shares of Class A common stock are sold in this offering, more than 90% of our Class B common stock will be controlled by our founders, executive officers and employees, representing approximately 97% of the voting power of our outstanding capital stock. Because of our dual class structure, our founders, executives and employees will continue to be able to control all matters submitted to our stockholders for approval even if they come to own significantly less than 50% of the shares of our outstanding common stock. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

Board of directors vacancies. Our Certificate of Incorporation and Bylaws authorize only our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors may be set only by resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 30,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. Our Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the stockholders. However, our Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Delaware Anti-Takeover Statute. After this offering, we may become subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

• prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

• upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

• on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Choice of forum. Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty owed by any of our directors, officers or other employees; any action asserting a claim against the Company arising pursuant to the Delaware General Corporation Law, our Certificate of Incorporation or our Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. There are several pending lawsuits challenging the validity of choice of forum provisions in other companies’ organizational documents. It is possible that a court could rule that such a provision is inapplicable or unenforceable.

Transfer Agent and Registrar

Carta is the transfer agent and registrar for our common stock. Notices to Carta may be given by email to support@carta.com.

XY – the Findables Company

Financial Statements

INDEPENDENT AUDITORS’ REPORT

To the Shareholders

XY - the Findables Company

San Diego, California

We have audited the accompanying financial statements of XY—the Findables Company (f.k.a. Ength Degree, LLC) (the “Company”), which comprise the balance sheets as of December 31, 2017 and 2016, and the related statements of operations, changes in shareholders’/members’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Uncertainty Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, during the years ended December 31, 2017 and 2016, the Company incurred net losses of $4.2 million and $2.5 million, respectively. Future working capital requirements are dependent on the Company’s ability to achieve and maintain profitable operations, and to continue its present short-term financing or obtain alternative financing as required. It is not possible to predict the outcome of future operations or whether the necessary alternative financing may be arranged, if needed. Those conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

/s/ PKF, LLP
San Diego, California	PKF, LLP
April 27, 2018

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Balance Sheets

December 31, 2017 and 2016

	2017	2016
Assets
Current assets:
Cash	$71,998	$96,030
Accounts receivable	33,507	188,041
Inventory, net	608,590	606,433
Prepaid expenses and other assets	-	52,727

Total current assets	714,095	943,231
Non-current assets:
Property and equipment, net	44,026	57,351
Other assets	71,412	61,239

Total non-current assets	115,438	118,590

Total assets	$829,533	$1,061,821

Liabilities and shareholders’/members’ deficit
Current liabilities:
Accounts payable and accrued expenses	$1,339,667	$1,153,814
Line of credit	21,699	24,276
Notes payable, current portion	1,227,462	-
Shareholder notes payable, current portion	106,678	-
Capital leases, current portion	5,374	5,973
Deferred rent, current portion	48,530	40,754
Deferred revenue	70,337	-
Other current liabilities	33,000	75,394

Total current liabilities	2,852,747	1,300,211
Long-term liabilities:
Capital leases, net of current portion	6,657	12,031
Deferred rent, net of current portion	28,153	76,683
Notes payable, net of current portion	338,902	-
Shareholder notes payable, net of current portion	515,358	214,127

Total long-term liabilities	889,070	302,841

Total liabilities	3,741,817	1,603,052

Commitments and contingencies (see Notes 5, 6 and 8)

Shareholders’/members’ deficit
Preferred stock; $0.0001 par value; 30,000,000 shares authorized; no shares issued or outstanding	-	-
Class B common stock; $0.0001 par value; 40,000,000; shares authorized; 32,315,700 and 32,403,907 shares issued or outstanding, respectively	3,231	3,241
Class A common stock; $0.0001 par value; 60,000,000; shares authorized; 1,397,697 and 92,762 shares issued and outstanding, respectively	140	9
Additional paid-in capital	6,149,845	4,321,485
Accumulated deficit	(9,065,500)	(4,865,966)

Total shareholders’/members’ deficit	(2,912,284)	(541,231)

Total liabilities and shareholders’/members’ deficit	$829,533	$1,061,821

See independent auditors’ report and notes to the financial statements

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Statements of Operations

For the years ended December 31, 2017 and 2016

	2017	2016

Sales	$1,030,389	$3,682,097

Cost of sales	(800,889)	(1,398,115)

Gross profit	229,500	2,283,982

Operating expenses:

Research and development	399,756	502,736

Selling and marketing	2,138,235	3,026,227

General and administrative	1,466,531	1,180,432

Total operating expenses	4,004,522	4,709,395

Loss from operations	(3,775,022)	(2,425,413)

Interest expense	(442,534)	(102,095)

Other income	18,022	53,332

Net loss	$(4,199,534)	$(2,474,176)

See independent auditors’ report and notes to the financial statements

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Statements of Changes in Shareholders’/Members’ Deficit

For the years ended December 31, 2017 and 2016

	Class A		Class B Common stock		Class A Common stock		Additional paid-in capital	Accumulated deficit	Members’ deficit

	Preferred Units	Common Units	Shares	Amount	Shares	Amount				Total

Balance at December 31, 2015	62,630,544	100,000,000	-	$-	-	$-	$-	$-	$(2,389,417)	$(2,389,417)

Reorganization from an LLC to a Corporation	(62,630,544)	(100,000,000)	23,729,018	2,373	-	-	-	(2,391,790)	2,389,417	-

Share based compensation	-	-	-	-	-	-	289,912	-	-	289,912

Issuance of warrants with shareholder notes payable	-	-	-	-	-	-	61,653	-	-	61,653

Conversion of notes payable	-	-	8,487,064	849	-	-	3,677,186	-	-	3,678,035

Shares sold	-	-	454,545	46	92,762	9	292,707	-	-	292,762

Shares forfeited			(266,720)	(27)	-	-	27	-	-	-

Net loss	-	-	-	-	-	-	-	-	(2,474,176)	-

Balance at December 31, 2016	-	-	32,403,907	3,241	92,762	9	4,321,485	(4,865,966)	-	(541,231)

Share based compensation	-	-	-	-	-	-	113,614	-	-	113,614

Issuance of warrants with shareholder notes payable	-	-	-	-	-	-	108,072	-	-	108,072

Issuance of warrants with notes payable	-	-	-	-	-	-	301,860	-	-	301,860

Shares sold	-	-	-	-	1,304,935	131	1,304,804	-	-	1,304,935

Shares forfeited	-	-	(88,207)	(10)	-	-	10	-	-	-

Net loss	-	-	-	-	-	-	-	(4,199,534)	-	(4,199,534)

Balance at December 31, 2017	-	-	32,315,700	$3,231	1,397,697	$140	$6,149,845	$(9,065,500)	$-	$(2,912,284)

See independent auditors’ report and notes to the financial statements

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Statements of Cash Flows

For the years ended December 31, 2017 and 2016

	2017	2016
Cash flows from operating activities:
Net loss	$(4,199,534)	$(2,474,176)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	20,824	16,268
Inventory reserve	222,623	-
Share based compensation expense	113,614	289,912
Deferred rent	(40,754)	(32,978)
Discount on shareholder notes payable	33,199	5,780
Discount on notes payable	125,775	-

Accrued interest expense	107,757	88,228
Changes in operating assets and liabilities:

Accounts receivable	154,534	104,550

Inventory	(224,780)	(371,761)

Prepaid expenses and other assets	19,795	(527)

Other assets	(10,173)	5,159
Accounts payable and accrued expenses	520,545	749,468
Deferred revenue	70,337	-
Other current liabilities	(42,394)	(3,981)

Net cash used in operating activities	(3,128,632)	(1,624,058)

Cash flows from investing activities:
Purchase of property and equipment	(7,499)	(3,226)

Net cash used in investing activities	(7,499)	(3,226)

Cash flows from financing activities:
Proceeds from shareholders notes payable	482,782	2,154,736

Proceeds from notes payable	1,300,000	-
Proceeds from common stock offering	1,337,867	259,829

Net change in line of credit	(2,577)	(891,426)
Payments on capital leases	(5,973)	(5,125)

Net cash provided by financing activities	3,112,099	1,518,014

Net decrease in cash	(24,032)	(109,270)
Cash at beginning of year	96,030	205,300

Cash at end of year	$71,998	$96,030

Supplemental disclosures of cash flow information:
Interest paid	$118,106	$8,158
Taxes paid	$1,779	$4,303

Supplemental disclosures of noncash investing activities Equipment acquired under capital leases	$-	$16,370

Supplemental disclosures of noncash financing activities:
Conversion of notes payable to common stock	$-	$3,678,035
Conversion of accounts payable to notes payable	$442,449	$-
Issuance of warrant with shareholder notes payable	$108,072	$61,653
Issuance of warrants with notes payable	$301,860	$-
Proceeds held back on common stock offering	$-	$32,933

See independent auditors’ report and notes to the financial statements

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Financial Statements

For the years ended December 31, 2017 and 2016

Note 1 – Description of Business

XY – the Findables Company (the “Company”) is a corporation organized under the laws of the State of Delaware. In May 2016, the Company changed its name from Ength Degree, LLC to XY – the Findables Company and converted from a Delaware limited liability company to a Delaware corporation pursuant to applicable conversion statues of the Delaware General Corporation Law. The Company was originally formed in June 2012. The Company designs and develops products that use mobile devices to enable users to locate their personal items. The Company’s products include a mobile application (“app”) through a hosted platform base model that allows the customer to synchronize the product to his or her mobile devices using Bluetooth technology or, depending on the product, a combination of Bluetooth, GPS and cellular technologies. Customers can also use their web browsers to access the app through their mobile devices or computer.

Note 2 – Summary of Significant Accounting Policies

Basis of Accounting – The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

Use of Estimates – The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires Company’s management to make judgments, assumptions and estimates that affect the amounts reported in its financial statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Significant estimates and assumptions reflected in the financial statements include, but are not limited to, useful lives of property and equipment, fair value of member unit awards, stock options and warrants issued, and evaluating long-lived assets for impairment and valuation of deferred tax assets. Actual results may differ from these estimates and these differences may be material.

Concentration of Credit Risk – Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of cash. The Company may maintain cash balances at what it believes are high credit-quality financial institutions. At times, balances at one financial institution may exceed federally insured limits of $250,000. The Company has not experienced any losses in such accounts nor does the Company believe it is exposed to any significant credit risk on cash and cash equivalents.

Concentrations of Customers, Vendors and Suppliers – The Company has one primary vendor that supplied approximately 100% of its products for each of the years ended December 31, 2017 and 2016. For the years ended December 31, 2017 and 2016, one customer accounted for 53% of the Company’s outstanding accounts receivable and two customers accounted for 87% of the Company’s outstanding accounts receivable, respectively. For the years ended December 31, 2017 and 2016, the Company had no sales concentrations.

Accounts Receivable – The Company grants credit to customers in the normal course of business, but generally does not require collateral or any other security to support its receivable. At December 31, 2017 and 2016, there was no allowance for doubtful accounts as management believes all accounts receivable are fully collectible. For the years ended December 31, 2017 and 2016, the Company had bad debt expense of $0 and $1,073, respectively.

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Financial Statements

For the years ended December 31, 2017 and 2016

Note 2 – Summary of Significant Accounting Policies (continued)

Prepaid expenses and other assets – The Company at times prepays for its inventory. These pre-payments are included as prepaid expenses and other assets on the accompanying balance sheets and amounted to $0 and $14,605 as of December 31, 2017 and 2016, respectively.

Inventory – Inventory is stated at the lower of cost, determined on a weighted average basis, or net realizable value and consists of purchased finished goods. Reserves are provided for slow moving and obsolete inventory, which are estimated based on a comparison of the quantity and cost of inventory on hand to management’s forecast of customer demand. At December 31, 2017 and 2016, there were $222,623 and $0 reserves for slow moving or obsolete inventory.

Property and Equipment – The Company states its property and equipment at cost. The Company computes depreciation using the straight-line method over the estimated useful lives of the respective assets. The depreciation and amortization periods for the Company’s property and equipment are as follows:

Office and equipment	Five years
Furniture and fixtures	Seven years

Deferred Rent – The Company amortizes its operating lease for its building using the straight-line method. Based on this straight-line method, the Company has accrued deferred rents in the amount of $76,683 and $117,437 at December 31, 2017 and 2016, respectively.

Revenue Recognition – Revenue is recognized when all significant contractual obligations, which involve the shipment of the products sold and reasonable assurance as to the collectability of the resulting account receivable have been satisfied. Returns are permitted primarily due to damaged or unsalable items. Revenue is shown after deductions for prompt payment, volume discounts and returns. The Company participates in various promotional activities in conjunction with its retailers and distributors, primarily through the use of trade discounts and customer allowances, which include costs associated with off-invoice mark-downs and other price reductions, as well as trade promotions and coupons. These incentive costs are recognized at the later of the date on which the Company recognizes the related revenue or the date on which the Company offers the incentive. The allowances for sales returns are established based on the Company’s estimate of the amounts necessary to settle future and existing obligations for such items on products sold as of the balance sheet date. The Company regularly reviews and revises, when deemed necessary, its estimates of sales returns based primarily upon the historical rate of actual product returns, planned product discontinuances, new product launches and estimates of customer inventory and promotional sales. The Company records deferred revenue when cash is received, or goods are shipped in advance of the revenue recognition criteria being met and where the customer, at its discretion, has the right to reject the product or services prior to final acceptance.

Sales Tax – Sales tax collected from customers and remitted to various government agencies is on a net basis (excluded from sales) in the statements of operations.

Shipping and Handling Fees –The shipping and handling fees billed to customers are recorded as sales. The cost of shipping and handling fees are recorded as a component of cost of sales.

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Financial Statements

For the years ended December 31, 2017 and 2016

Note 2 – Summary of Significant Accounting Policies (continued)

Cost of sales – Cost of sales includes the cost of product, packaging, inbound freight, and any other direct costs associated with receipt of goods. Other costs, including purchasing, receiving, quality control, and warehousing are classified as general and administrative expenses.

At times the Company provides free products to its customers. These free products are accounted for in accordance with Accounting Standards Codification (“ASC”) 605-50 Revenue Recognition-Customer Payments and Incentives and the cost of the product is recognized in cost of sales.

Warranty Costs – The Company specifically warrants its products for two years, free of defects in materials and workmanship. The Company’s history of costs associated with any repair or replacement of product have been insignificant, and as such, the Company provides, by a current charge to cost of sales, any costs of replacement obligations for products sold.

Research and Development Costs – The Company expenses research and development costs as incurred. Research and development expenses are comprised of costs incurred in performing research and development activities, including professional service costs, contracted services, license agreements and other outside costs.

Advertising Costs – The Company advertises through catalogs, trade shows, and the internet. The costs are expensed as incurred. Advertising costs for the years ended December 31, 2017 and 2016 were $1,193,032 and $1,916,892, respectively.

Programming, Hosting and Technology Expense – Programming, hosting and technology expense includes salary and stock-based compensation for engineers and developers, data center, domain name and other hosting expenses and software licensing fees and various other technology related expenses. These costs are currently not material and included in general and administrative expenses.

Software Development Costs – The Company applies the principles of ASC 985-20, Software-Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed (“ASC 985-20”). ASC 985-20 requires that software development costs incurred in conjunction with product development be charged to research and development expense until technological feasibility is established. Thereafter, until the product is released for sale, software development costs must be capitalized and reported at the lower of unamortized cost or net realizable value of the related product. The Company has adopted the “tested working model” approach to establishing technological feasibility for its products. Under this approach, the Company does not consider a product in development to have passed the technological feasibility milestone until the Company has completed a model of the application that contains essentially all the functionality and features of the final product and has tested the model to ensure that it works as expected. To date, the Company has not incurred significant costs between the establishment of technological feasibility and the release of the application; thus, the Company has expensed all software development costs as incurred.

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Financial Statements

For the years ended December 31, 2017 and 2016

Note 2 – Summary of Significant Accounting Policies (continued)

Internal Use Software – The Company recognizes internal use software development costs in accordance with ASC 350-40, Intangibles-Goodwill and Other-Internal Use Software (“ASC 350-40”). Thus, the Company capitalizes software development costs, including costs incurred to purchase third-party software, beginning when it determines certain factors are present including, among others, that technology exists to buy and/or achieve the performance requirements versus internal development decisions have been made. The Company has not capitalized any internal use software costs to-date. The estimated useful life of costs capitalized will generally be three years.

Share Based Compensation – The Company accounts for share based compensation arrangements through the measurement and recognition of compensation expense for all option based payment awards to employees, consultants and directors based on estimated fair values. For employees and directors, fair value is measured at the date of grant and remains constant during the vesting of the grant. For all others, fair value is measured at each date on which vesting of the grant occurs. The Company uses the Black-Scholes option valuation model to estimate the fair value of options and warrants at the date of grant. The Black-Scholes option valuation model requires the input of subjective assumptions to calculate the value of warrants and options. The Company uses comparable company data among other information to estimate the expected price volatility and the expected forfeiture rate.

Income Taxes – The Company became a tax paying entity for Federal income tax purposes on May 26, 2016. All taxable income prior to that was reported to the individual members and reported on their respective individual income tax returns. Once the Company became a corporation for tax purposes, income taxes were accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the related temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized when the rate change is enacted. Valuation allowances are recorded to reduce deferred tax assets to the amount that will more likely than not be realized.

The Company adopted the accounting guidance for uncertainty in income taxes. The Company recognizes tax positions in the financial statements when it is more-likely-than-not the position will be sustained upon examination by the tax authorities. As of December 31, 2017, and 2016, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements. The Company recognizes interests and penalties related to uncertain tax positions in general and administrative expenses. The Company’s tax returns are subject to examination by the Federal taxing authorities for a period of three years from the date they are filed and a period of four years for California taxing authorities.

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Financial Statements

For the years ended December 31, 2017 and 2016

Note 2 – Summary of Significant Accounting Policies (continued)

Going Concern – During the years ended December 31, 2017 and 2016, the Company incurred net losses of $4.2 million and $2.5 million, respectively. The Company has incurred net losses from inception to date. These losses have resulted principally from costs incurred in connection with development and launch of its product, consulting fees, selling and marketing, and general and administrative expenses. The Company expects to continue to incur operating losses for the next year as it refines its products and grows its customer base. As a result, the Company will seek to fund its operations through equity and/or debt financings (see subsequent equity financing for maximum proceeds of $49,397,697 in Note 11) or other sources, as it deems necessary. If the Company fails to raise capital, it would have a negative impact on its financial condition and its ability to pursue its business strategies. Those conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Recent Accounting Pronouncements – In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”) as amended by ASU 2015-14, which completes the joint effort by the FASB and the International Accounting Standards Board to improve financial reporting by creating common revenue recognition guidance for GAAP and the International Financial Reporting Standards. These ASU’s will become effective for the Company beginning January 1, 2018 and early adoption is permitted. The Company is currently evaluating the potential impact on the Company’s financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”), which, for operating leases, requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its balance sheet. The standard also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. ASU 2016-02 is effective for public companies for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company is evaluating the potential impact of this guidance on the Company’s financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation (“ASU 2017-09”). ASU 2017-09 provides clarity and reduces both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, to a change to the terms or conditions of a share-based payment award. The amendments in ASU 2017-09 should be applied prospectively to an award modified on or after the adoption date. This ASU is effective for fiscal years beginning after December 15, 2017, including interim periods within those years. The Company will adopt the new standard on January 1, 2018. The adoption of ASU 2017-09 will not have an impact on its consolidated financial statements and related disclosures.

Subsequent Events – Management has evaluated subsequent events related to the historical financial statements through April 27, 2018, the date which the financial statements were available to be issued. See Note 11 for discussion of significant subsequent events.

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Financial Statements

For the years ended December 31, 2017 and 2016

Note 3 – Property and Equipment

Property and equipment consisted of the following at December 31, 2017 and 2016:

	2017	2016

Office equipment	$75,753	$71,644

Furniture and fixtures	41,612	38,222

	117,365	90,270

Accumulated depreciation	(73,339)	(52,515)

	$44,026	$57,351

Depreciation expense was $20,824 and $16,628 for the years ended December 31, 2017 and 2016, respectively, and includes depreciation on the Company’s leased assets.

Note 4 – Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following at December 31, 2017 and December 31, 2016:

	2017	2016

Accounts payable	$966,961	$677,856

Credit card liabilities	90,393	350,146

Payroll and benefits	106,836	35,562

Accrued interest	114,163	-

Other	61,314	90,250

	$1,339,667	$1,153,814

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Financial Statements

For the years ended December 31, 2017 and 2016

Note 5 – Commitments and Contingencies

Operating Leases

The Company leases office space under a lease agreement through June 2019. The Company has an option to renew the lease for five years. Future minimum lease payments are as follows for the years ending:

Years ending December 31,	Amount

2018	$269,568

2019	138,672

Total	$480,240

The Company subleased approximately five percent of its leased property to a subtenant in 2017 and approximately half of its leased property to two subtenants in 2016 but reserves the right to retake possession of such subleased space. Rent expense was $221,038 and $218,979, for the years ended December 31, 2017 and 2016, respectively.

Litigation

On February 16, 2017 the Company received a cease and desist letter from Basix, Inc. (“Basix”) regarding the Company’s registered trademark “Never Lose Anything Again”. After several discussions, Basix’s attorney offered a license to the trademark for $250,000. Thereafter, on May 16, 2017, the Company filed a petition with the Trademark Trial and Appeal Board to cancel Basix’s mark “Never Lose Anything Again” based on the mark being descriptive. A petition for cancellation is a trial “on the papers.” The cancellation proceeding is currently in discovery. The Company’s final brief is due on November 26, 2018. As of December 31, 2017, the Company has not recorded an accrual as the Company believes that it has a strong case for the cancellation of Basix’s mark.

On October 20, 2017, Tubmanburg Limited filed a lawsuit against the Company for breach of a June 9, 2017 contract in the San Diego Superior Court for $187,000. On November 29, 2017, the Company filed an answer and affirmative defenses. As of December 31, 2017, the Company recorded an accrual $46,293 which the Company believes was outstanding and due to the vendor. In March 2018 the Company settled with this vendor and agreed to pay the full amount accrued of $46,293. This amount has been paid in full as of April 13, 2018.

The Company is currently evaluating a potential threatened lawsuit from Google Inc., which management believes to be a frivolous claim and will vigorously defend this matter. The Company has not recorded an accrual as of December 31, 2017 as the Company believes there is no basis for their claim.

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Financial Statements

For the years ended December 31, 2017 and 2016

Note 6 – Line of Credit

In August 2016, the Company entered into an unsecured Business Line of Credit agreement with a financial institution with an initial amount not to exceed $25,000. The interest rate for the first six months is 0.99% and thereafter is equal to the prime rate plus 8.0%. As of December 31, 2017, and 2016, the Company had $21,699 and $24,276 outstanding under this agreement, and the interest rate was 12.50% and .99%, respectively.

In March 2015, the Company entered into a Revolving Credit agreement with a financial institution with an initial amount not to exceed approximately $1,700,000. This line of credit was limited and secured by a member’s personal investment account and could fluctuate throughout each year. This line was repaid in full on March 29, 2016 and is no longer available to the Company.

Note 7 – Notes Payable

In August 2014, the Company entered into a $15,000 unsecured promissory note with an individual. The note had a term of 4 years, bore interest at 8% per annum and was convertible into Class A Preferred units at maturity date or if triggering events, such as a capitalization, change of control or other events, as defined occur. In May 2016, the outstanding loan and accrued interest totaling $17,223 was converted into 68,113 shares of Class B common stock.

In February 2017, the Company entered into a secured credit agreement with a lender to borrow up to $1,500,000. The Company borrowed $1,300,000 under this facility from unrelated parties and $200,000 from a shareholder (see Note 8). The notes mature on February 28, 2019. The Company is currently meeting its covenants, however, during the year, these covenants were not met and the Company incurred penalties, in the form of additional interest, for these violations. Interest is at 15% for the first six months, increasing to 17.5% for the next six months and 20% thereafter. Only interest payments are due during the first 12 months and interest and principal payments are due in monthly installments during the following 12 months. The credit agreement is guaranteed by the CEO of the Company and is secured by assets owned by the Company’s CEO. In addition, the Company issued warrants in conjunction with this borrowing allowing the unrelated parties to purchase 1,300,000 shares of the Company’s Class A common stock at $1.00 per share. These warrants were valued at $301,860 (see Note 9). The fair value of the warrant issued was treated as a debt discount, which will be amortized as interest expense over the life of the note. The Company recognized $125,775 of interest expense pertaining to the amortization of the debt discount during the year ended December 31, 2017. The principal balance payable on this note at December 31, 2017 was $1,300,000, however, the note is carried on the balance sheet at $1,123,915, which is net of the discount for the value of the warrant issued which is being accreted back to the value of the note over its term.

In 2017, the Company entered into settlement agreements with two of its’ outside vendors and agreed to pay the outstanding balances due to each vendor totaling $442,449 over the next four years. As a result of these settlements, these balances were converted from accounts payable to notes payable at December 31, 2017, are non-interest bearing, and will be repaid over the life of the agreements.

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Financial Statements

For the years ended December 31, 2017 and 2016

Note 7 – Notes Payable (continued)

Future minimum payments for these notes payable are as follows for the years ending:

Years ending December 31,	Amount
2018	$1,378,390

2019	286,999

2020	70,332

2021	6,728

1,742,449
Less unamortized discount	(176,085)
Total	$1,566,364

Note 8 – Shareholders Notes Payable

In 2014, the Company entered into several separate unsecured note agreements with one of its members totaling $300,000 and were to mature at various dates in 2018. In 2015, the Company entered into several separate unsecured note agreements with one of its members totaling $1,968,096 and maturing at various dates in 2019. In 2016, the Company entered into several separate unsecured note agreements with two of its members totaling $1,884,736 and maturing at various dates in 2020. These notes bear interest at 8% per annum. In May 2016, the members converted the outstanding loans and accrued interest of $3,660,812 into 8,418,951 shares of Class B common stock.

In August 2016, June 2017 and September 2017, the Company entered into unsecured note and warrant purchase agreements with one of its shareholders. The notes were in the amounts of $150,000, $80,000 and $100,000 and mature in 2020, 2021 and 2021, respectively. These notes bear interest at 8% per annum. These notes are subordinate to the $1,500,000 credit agreement (Note 7). In connection with the notes payables, the Company issued warrants to purchase up to 330,000 shares of Class A common stock at an exercise price of $1.00 per share. These warrants were valued at $101,087 (see Note 9). The fair value of the warrants issued were treated as a debt discount, which will be amortized as interest expense over the life of the note. The Company recognized $31,628 and $5,780 of interest expense pertaining to the amortization of the debt discount during the years ended December 31, 2017 and 2016, respectively. The principal balance payable on these notes at December 31, 2017 and 2016 was the full $330,000 and $150,000, respectively, however, the notes are carried on the balance sheets on December 31, 2017 and 2016, at $254,100 and $94,127, respectively, which is net of the discount for the value of the warrants issued which is being accreted back to the value of the note over its term.

In October 2016 and October 2017, the Company entered into an unsecured note with one of its shareholders. The notes were in the amount of $120,000 and $102,782 and mature in 2020 and 2021. These notes bear interest at 8% per annum. These notes are subordinate to the $1,500,000 credit agreement (Note 7). In connection with the notes payables, the Company issued warrants to purchase up to 102,782 shares of Class A common stock at an exercise price of $1.00 per share. These warrants were valued at $22,198 (see Note 9). The fair value of the warrants issued were treated as a debt discount, which will be amortized as interest expense over the life of the note. The Company recognized $1,571 of interest expense pertaining to the amortization of the debt discount during the year ended December 31, 2017. The principal balance payable on these notes at December 31, 2017 and 2016 was the full $222,782 and $120,000, respectively, however, the notes are carried on the balance sheets on December 31, 2017 and 2016, at $202,155 and $120,000, respectively, which is net of the discount for the value of the warrant issued which is being accreted back to the value of the note over its term.

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Financial Statements

For the years ended December 31, 2017 and 2016

Note 8 – Shareholders Notes Payable (continued)

In February 2017, the Company entered into a secured credit agreement with a lender to borrow up to $1,500,000. The Company borrowed $200,000 under this facility from a shareholder. The note matures on February 28, 2019. The Company is currently meeting its covenants, however, during the year, these covenants were not met and the Company incurred penalties, in the form of additional interest, for these violations. Interest is at 15% for the first six months, increasing to 17.5% for the next six month and 20% thereafter. Only interest payments are due during the first 12 months and interest and principal payments are due in monthly installments during the following 12 months. The credit agreement is guaranteed by the CEO of the Company and is secured by assets owned by the Company’s CEO. In addition, the Company issued warrants in conjunction with this borrowing allowing the shareholder to purchase 200,000 shares of the Company’s Class A common stock at $1.00 per share. These warrants were valued at $46,440 (see Note 9). The fair value of the warrant issued was treated as a debt discount, which will be amortized as interest expense over the life of the note. The Company recognized $12,221 of interest expense pertaining to the amortization of the debt discount during the year ended December 31, 2017. The principal balance payable on this note at December 31, 2017 was $200,000, however, the note is carried on the balance sheet at $165,781, which is net of the discount for the value of the warrant issued which is being accreted back to the value of the note over its term.

The shareholder’s notes payable amounted to $622,036 and $214,127 as of December 31, 2017 and 2016, respectively. As of December 31, 2017, and 2016, the balance of accrued interest payable to the shareholders for these loans was $35,314 and $6,407, respectively, and is included in other accounts payable and accrued expenses.

Future minimum payments for these notes are as follows for the years ending:

Years ending December 31,	Amount
2018	$166,667

2019	33,333

2020	270,000

2021	282,782

752,782
Less unamortized discount	(130,746)

Total	$622,036

Note 9 – Shareholders’/Members’ Deficit

Shareholders’ Deficit – The Company converted from a limited liability company to a C-Corporation on May 26, 2016. The Company has authority to issue 130,000,000 shares, consisting of 60,000,000 shares of Class A common stock, $0.0001 par value per share, 40,000,000 shares of Class B common stock, $0.0001 par value per share, and 30,000,000 shares of undesignated preferred stock, $0.0001 par value per share. Holders of Class A common stock and Class B common stock have identical rights, including liquidation preferences, except that the holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to 10 votes per share on all matters submitted for a stockholder vote.

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Financial Statements

For the years ended December 31, 2017 and 2016

Note 9 – Shareholders’/Members’ Deficit (continued)

The existing members’ ownership interest and the members vested profit units were transferred into Class B common stock. The vesting requirements for member profits units were carried over in the conversion into Class B common stock and the fair value of the unvested shares were determined at the time of conversion into a C-Corporation. In conjunction with the exchange of the profit units for Class B common stock, each employee profit unit holder was issued stock options for Class A common stock to attain their ownership basis as they had in the limited liability company. The vested and unvested number of Class B common stock and Class A common stock options were proportionate to their vesting schedules initially set under the Incentive Units. As each shareholder vests in their Class B common stock and Class A common stock options, the Company will recognize additional compensation. During the years ended December 31, 2017 and 2016, 88,207 and 266,720 unvested shares of Class B common stock held by former employees were forfeited along with any unvested stock options, respectively.

In June 2016, a shareholder purchased 454,545 shares of Class B common stock for $200,000. In December 2016, the Company began accepting new shareholders pursuant to the offering circular submitted to the Securities and Exchange Commission in September 2016. For the years ended December 31, 2017 and 2016, 1,304,935 and 92,762 shares of Class A common stock were issued for proceeds of $1,304,935 and $92,762, respectively.

2016 Equity Plan – In June 2016, the Company approved the 2016 Equity Incentive Plan and authorized the issuance of 3,025,900 Class A common stock options and awards that may be granted to directors, employees and key consultants and in March 2018 the Company approved an increase in authorized options of up to 25,000,000 Class A common stock. The stock options are exercisable at no less than the fair market value of the underlying shares on the date of grant. Generally, one quarter of the stock options vest one year after the vesting commence date with the remainder vesting 1/36th per month thereafter. The stock options generally have a term of 10 years.

The following table summarizes the stock option activity during the years ended December 31, 2017 and 2016:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (Years)

Outstanding - December 31, 2015	-

Granted	1,947,700	$0.61	-

Forfeited	(737,069)	0.44	-

Outstanding - December 31, 2016	1,210,631	0.72	9.58

Granted	1,165,336	1.00	-

Forfeited	(1,278,317)	0.89	-

Outstanding - December 31, 2017	1,097,650	0.82	9.03

Total exercisable	415,866	0.63	8.65

Total unvested	681,784	0.93	9.26

Total vested or expected to vest	1,097,650	0.82	9.03

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Financial Statements

For the years ended December 31, 2017 and 2016

Note 9 – Shareholders’/Members’ Deficit (continued)

The following table summarizes unvested stock options as of December 31, 2017 and 2016:

	Number of Shares	Fair Value Per Share on Grant Date

Unvested stock options - December 31, 2015	-

Granted	1,947,700	$0.17 - 0.74

Vested	(492,303)	0.17

Forfeited	(552,108)	0.17

Unvested stock options - December 31, 2016	903,289

Granted	1,165,336	0.34 - 0.37

Vested	(210,390)	0.17 - 0.74

Forfeited	(1,176,451)	0.17 - 0.74

Unvested stock options - December 31, 2017	681,784

Total share based compensation related to the issuance of Class B common stock and stock options exercisable into Class A common stock for the years ended December 31, 2017 and 2016 was $113,614 and $289,912, respectively. As of December 31, 2017, approximately $323,000 of unrecognized compensation expense related to the Company’s stock options is expected to be recognized over a weighted average period of 1.4 years.

The following table summarizes the assumptions used by the Company for calculating the fair value of the stock options and warrants using the Black-Scholes valuation model:

Years ended December 31,
	2017	2016

Weighted Average Assumptions:
Risk-free interest rate	1.86% - 2.10%	0.15% - 1.96%
Expected dividend yield	-	-
Expected volatility	31% - 34%	71% - 87%
Expected term (in years)	4 - 6.25	2 - 6.25

Warrants – In August 2016, June 2017, September 2017 and October 2017, the Company entered into note and warrant purchase agreements with two of its shareholders. These warrants allow the shareholders to purchase 632,782 shares of Class A common stock at a price per share of $1.00. Assumptions used to calculate the fair value of these warrants was the same as used to calculate the options above. These warrants mature in 2020 and 2021.

In February 2017, the Company entered into a secured credit agreement with a lender and issued warrants in conjunction with this borrowing allowing the purchase of 1,300,000 shares of the Company’s Class A common stock at a price per share of $1.00. Assumptions used to calculate the fair value of these warrants was the same as used to calculate the options above. These warrants mature in 2021.

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Financial Statements

For the years ended December 31, 2017 and 2016

Note 9 – Shareholders’/Members’ Deficit (continued)

In February 2016, the Company entered into an agreement with StartEngine Crowdfunding, Inc. (“StartEngine”) to host the Company’s public offering. The agreement provided for the issuance of 8,167 warrants based on the number of individual investors who invest through the StartEngine portal website. Each warrant allows for the purchase of one share of Class A common stock and the warrant matures in 2021.

Note 10 – Income Taxes

A reconciliation of income tax expense computed at the statutory federal income tax rate to income taxes as reflected in the financial statements is as follows:

	Year ended December 31, 2017	Year ended December 31, 2016

Federal income tax expense at statutory rate	$(1,427,800)	$(841,200)

Loss prior to C-Corporation conversion	-	270,700

Deferred tax effect of change in future tax rates (1)	708,700	-

State income tax (net of Federal benefit)	(244,200)	(97,600)

Permanent differences	72,400	1,700

Effect of Federal research credits	(40,200)	-

Change in valuation allowance	931,100	666,400

Total	$-	$-

(1)

The U.S. Tax Cuts and Jobs Act was enacted on December 22, 2017. The bill’s many changes included a reduction in the Company’s corporate tax rate from 34% to 21% beginning 2018. The Company’s deferred tax expense includes the cumulative adjustment to its deferred tax asset caused by this reduction in future tax rates.

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The significant components of the Company’s deferred tax assets are comprised of the following:

	December 31, 2017	December 31, 2016

Deferred tax assets:

Net operating loss carryforwards	$1,537,100	$552,800

Stock based compensation	158,700	124,200

Deferred rent	22,900	50,300

Accruals and other	44,400	49,600

Total deferred assets	1,708,000	776,900

Less valuation allowance	(1,708,000)	(776,900)

Total	$-	$-

As of December 31, 2017, the Company had U.S. federal net operating loss carryforwards of $5.1 million, which may be available to offset future income tax liabilities and will expire in 2036. As of December 31, 2017, the Company also had California state net operating loss carryforwards of $5.2 million which may be available to offset future income tax liabilities and will expire in 2036. The valuation allowance increased by $931,100 and $666,400 during the years ended December 31, 2017 and 2016, respectively.

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Financial Statements

For the years ended December 31, 2017 and 2016

Note 10 – Income Taxes (continued)

Under the provisions of the Internal Revenue Code, the net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Net operating loss and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has completed financings since May 2016 which may have resulted in a change in control as defined by Sections 382 and 383 of the Internal Revenue Code or could result in a change in control in the future.

The Company will recognize interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2017 and 2016, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in the Company’s statements of operations.

Note 11 – Subsequent Events

In March 2018, the Company continued the offering and sale of up to 7,397,697 shares of its Class A common stock (including 1,397,697 shares previously sold in the offering prior to March 2018) with maximum gross proceeds up to $49,397,697.

In March 2018, the Company entered into a settlement agreement with one of its creditors and agreed to a payment plan for the outstanding balance due of $211,002 over the next three years. Also in March 2018, the Company entered into a settlement agreement with one of its vendors and agreed to pay $46,293 of the outstanding balance which had been previously recorded as a liability as of December 31, 2017 and has been paid in full as of April 13, 2018.

On March 15, 2018, our board of directors approved grants of options to purchase 20,050,000 shares of the Company’s class A common stock with an exercise price of $1.00 per share to certain employees of the Company.

XY – the Findables Company

Financial Statements

(Unaudited)

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Balance Sheets

June 30, 2018 and December 31, 2017

(Unaudited)

	June 30, 2018 (Unaudited)	December 31, 2017
Assets

Current assets:
Cash	$1,310,234	$71,998
Digital currencies	22,724,788	-
Accounts receivable	-	33,507
Inventory, net	832,980	608,590
Prepaid expenses and other assets	114,838	-

Total current assets	24,982,840	714,095
Non-current assets:
Property and equipment, net	79,261	44,026
Other assets	71,412	71,412

Total non-current assets	150,673	115,438

Total assets	$25,133,512	$829,533

Liabilities and shareholders’/members’ deficit
Current liabilities:
Accounts payable and accrued expenses	$1,331,095	$1,339,667
Line of credit	-	21,699
Notes payable, current portion	908,013	1,227,462
Shareholder notes payable, current portion	226,197	106,678
Capital leases, current portion	5,981	5,374
Deferred rent, current portion	52,418	48,530
Deferred revenue	47,016	70,337
Other current liabilities	38,954	33,000

Total current liabilities	2,609,674	2,852,747
Long-term liabilities:
Capital leases, net of current portion	3,506	6,657
Deferred rent, net of current portion	-	28,153
Notes payable, net of current portion	112,224	338,902
Shareholder notes payable, net of current portion	192,500	515,358

Total long-term liabilities	308,230	889,070

Total liabilities	2,917,904	3,741,817

Commitments and contingencies (see Notes 5, 6 and 8)

Shareholders’/members’ deficit
Preferred stock; $0.0001 par value; 30,000,000 shares authorized; no shares issued or outstanding	-	-
Class B common stock; $0.0001 par value; 40,000,000; shares authorized; 32,315,700 and 32,315,700 shares issued or outstanding, respectively	3,282	3,231
Class A common stock; $0.0001 par value; 60,000,000; shares authorized; 1,461,747 and 1,397,697 shares issued and outstanding, respectively	140	140
Additional paid-in capital	7,136,803	6,149,845
Accumulated other comprehensive income	18,596,700	-
Accumulated deficit	(3,521,317)	(9,065,500)

Total shareholders’/members’ deficit	22,215,608	(2,912,284)

Total liabilities and shareholders’/members’ deficit	$25,133,512	$829,533

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Statements of Operations

June 30, 2018 and 2017

(Unaudited)

	For the Six Months ended, June 30
	2018 (Unaudited)	2017

Sales	$15,012,910	$441,694

Cost of sales	(1,451,095)	(424,583)

Gross profit	13,561,815	17,111

Operating expenses:

Research and development	248,770	162,498

Selling and marketing	10,103,129	873,782

General and administrative	4,269,790	884,791

Total operating expenses	14,621,689	1,921,071

Loss from operations	(1,059,874)	(1,903,960)

Interest expense	(272,360)	(126,872)

Other income	6,876,418	9,022

Net income (loss)	$5,544,184	$(2,021,810)

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Statements of Comprehensive Income (loss)

June 30, 2018 and 2017

(Unaudited)

	For the Six Months ended, June 30
	2018 (Unaudited)	2017
Net Income (loss)	$5,544,184	$(2,021,810)
Other Comprehensive income (loss):
Unrealized gain (loss) on digital currencies	18,596,700	-

Total Comprehensive income (loss)	$24,140,884	$(2,021,810)

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Statements of Cash Flows

June 30, 2018 and 2017

(Unaudited)

	For the Six Months Ended June 30,
	2018 (Unaudited)	2017
Cash flows from operating activities:
Net income (loss)	$5,544,184	$(2,021,810)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,891	10,412
Inventory reserve	-	153,899
Reserve on funds	(111,171)	-
Realized gain on sale of digital currencies	(6,876,424)	-
Share based compensation expense	40,384	77,077
Deferred rent	(24,265)	(20,377)
Discount on shareholder notes payable	75,465	7,893
Discount on notes payable	29,994	50,310
Accrued interest expense	(48,127)	10,942
Changes in operating assets and liabilities:
Accounts receivable	33,507	170,143
Digital currencies	(10,818,889)	-
Inventory	(224,390)	167,219
Prepaid expenses	(3,667)	19,279
Other assets	-	(10,173)
Accounts payable and accrued expenses	39,556	(384,910)
Deferred revenue	(23,321)	28,360
Other current liabilities	5,954	(65,871)

Net cash used in operating activities	(12,350,319)	(1,807,607)

Cash flows from investing activities:
Purchase of property and equipment	(46,126)	(7,499)

Net cash used in investing activities	(46,126)	(7,499)

Cash flows from financing activities:
Proceeds from shareholders notes payable	-	210,000
Repayment of shareholder notes payable	(233,333)	(130,000)
Proceeds from notes payable	-	1,300,000
Repayment of notes payable	(621,592)	-
Proceeds from sale of digital currencies	13,567,225	-
Proceeds from common stock offering, net	946,624	411,885
Net change in line of credit	(21,699)	(1,190)
Payments on capital leases	(2,544)	(3,688)

Net cash provided by financing activities	13,634,681	1,787,007

Net increase (decrease) in cash	1,238,236	(28,099)
Cash at beginning of year	71,998	96,030

Cash at end of year	$1,310,234	$67,931

Supplemental disclosures of cash flow information:
Interest paid	$29,900	$41,629
Taxes paid	$-	$1,779

Supplemental disclosures of noncash financing activities:
Issuance of warrant with shareholder notes payable	$-	$17,895
Issuance of warrants with notes payable	$-	$301,860

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Unaudited Financial Statements

For the six months ended June 30, 2018

Note 1 – Description of Business

XY – the Findables Company (the “Company”) is a corporation organized under the laws of the State of Delaware. In May 2016, the Company changed its name from Ength Degree, LLC to XY – the Findables Company and converted from a Delaware limited liability company to a Delaware corporation pursuant to applicable conversion statutes of the Delaware General Corporation Law. The Company was originally formed in June 2012.

The Company develops and sells electronic location tracking devices (“beacons”) and related software. The beacons allow users to track the location of their valuables, such as keys, backpacks or pets, by attaching the beacon to such item and accessing the Company’s mobile application or website. The Company is also developing a location data verification network that incorporates cryptographic protocols and blockchain technology (the “XYO Network”).

Note 2 – Summary of Significant Accounting Policies

Basis of Accounting – The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

Use of Estimates – The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires Company’s management to make judgments, assumptions and estimates that affect the amounts reported in its financial statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Significant estimates and assumptions reflected in the financial statements include, but are not limited to, useful lives of property and equipment, fair value of member unit awards, stock options and warrants issued, and evaluating long-lived assets for impairment and valuation of deferred tax assets. Actual results may differ from these estimates and these differences may be material.

Concentration of Credit Risk – Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of cash. The Company may maintain cash balances at what it believes are high credit-quality financial institutions. At times, balances at one financial institution may exceed federally insured limits of $250,000. The Company has not experienced any losses in such accounts nor does the Company believe it is exposed to any significant credit risk on cash and cash equivalents.

Accounts Receivable – The Company grants credit to customers in the normal course of business, but generally does not require collateral or any other security to support its receivable. At June 30, 2018 and at December 31, 2017, there was no allowance for doubtful accounts as management believes all accounts receivable are fully collectible.

Prepaid expenses and other assets – The Company at times prepays for its inventory. These pre-payments are included as prepaid expenses and other assets on the accompanying balance sheets and amounted to $3,667 and $0 as of June 30, 2018 and December 31, 2017, respectively.

Inventory – Inventory is stated at the lower of cost, determined on a weighted average basis, or net realizable value and consists of purchased finished goods. Reserves are provided for slow moving and obsolete inventory, which are estimated based on a comparison of the quantity and cost of inventory on hand to management’s forecast of customer demand. At June 30, 2018 and at December 31, 2017, there were $0 and $222,623 reserves for slow moving or obsolete inventory.

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Unaudited Financial Statements

For the six months ended June 30, 2018

Note 2 – Summary of Significant Accounting Policies (continued)

Property and Equipment – The Company states its property and equipment at cost. The Company computes depreciation using the straight-line method over the estimated useful lives of the respective assets. The depreciation and amortization periods for the Company’s property and equipment are as follows:

Office and equipment	Five years
Furniture and fixtures	Seven years

Deferred Rent – The Company amortizes its operating lease for its building using the straight-line method. Based on this straight-line method, the Company has accrued deferred rents in the amount of $52,418 and $76,683 at June 30, 2018 and December 31, 2017, respectively.

Revenue Recognition: Product – The Company recognizes revenue when it is realized or realizable and earned. We consider revenue realized or realizable and earned when there is persuasive evidence of an arrangement and that the product has been shipped or the services have been provided to the customer, the sales price is fixed or determinable and collectability is probable. The Company currently has two main sources of revenue which include the sale of XY Findables Bluetooth beacons and the sale of XYO Tokens.

Revenue from the sales of XY products is recognized upon shipment to website customers and upon delivery to retail store distributors net of an allowance for estimated returns. The allowance for sales returns is estimated based on management’s judgement using historical experience and expectation of future conditions. The Company participates in various promotional activities in conjunction with its retailers and distributors, primarily through the use of trade discounts and customer allowances, which include costs associated with off-invoice mark-downs and other price reductions, as well as trade promotions and coupons.

Revenue Recognition: Digital Currencies – There is currently no specific definitive guidance in GAAP or alternative accounting frameworks for the accounting for the production of digital currencies and management has exercised significant judgement in determining appropriate accounting treatment for the recognition of revenue for mining of digital currencies. Management has examined various factors surrounding the substance of the Company’s operations and the guidance in Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. In the event authoritative guidance is enacted by the Financial Accounting Standards Board (“FASB”), the Company may be required to change its policies which could result in a change in the Company’s financial statements. The Company derives its revenue by providing XYO Tokens and access to the decentralized peer-to-peer location network. In accessing the network, which require XYO Tokens, XY the Company receives digital currencies which are recorded as revenue, using the average U.S. dollar spot rate of the pertinent crypto-currency on the date of receipt. The coins are recorded on the balance sheet at their fair-value and re-measured at each reporting date. Revaluation gains or losses, as well as the gains or losses on the sale of the digital currencies are recorded as a component of cost and expenses in the statement of operations.

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Unaudited Financial Statements

For the six months ended June 30, 2018

Note 2 – Summary of Significant Accounting Policies (continued)

The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of the new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

•	Step 1: Identify the contract with the customer

•	Step 2: Identify the performance obligations in the contract

•	Step 3: Determine the transaction price

•	Step 4: Allocate the transaction price to the performance obligations in the contract

•	Step 5: Recognize revenue when the company satisfies a performance obligation

In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met:

•

The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct).

•

The entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. When determining the transaction price, an entity must consider any variable consideration, noncash considerations, significant financing components or considerations paid to customers.

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

At times the Company provides free products to its customers. These free products are accounted for in accordance with Accounting Standards Codification (“ASC”) 606 Revenue from Contracts with Customers and the cost of the product is recognized as a reduction of the transaction price.

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Unaudited Financial Statements

For the six months ended June 30, 2018

Note 2 – Summary of Significant Accounting Policies (continued)

On May 24, 2018, the Company issued a rescission offer to customers who purchased XYO Tokens from the Company (the “Rescission Offer”). Pursuant to the Rescission Offer, the Company offered to repurchase XYO Tokens that may not have been properly registered under the Securities Act of 1933, as amended, or issued pursuant to an exemption thereunder, at the price originally paid for the XYO Tokens plus interest, if applicable.

As of June 23, 2018, the expiration date of the Rescission Offer, the Company paid a total of $731,504.98 to 94 XYO Token purchasers for the repurchase of XYO Tokens, this amount is considered a reduction in the transaction price and has been reflected accordingly in our financial statements.

The transaction price is allocated to each performance obligation on a relative standalone selling price basis.

The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.

Disaggregation of revenue

The following table shows the disaggregated revenue by major sales category:

Six months ended June 30, 2018
Token Revenue, net	13,567,225
Retail Revenue, net	1,445,685

Total Revenue	$15,012,910

Fair Value of Financial Instruments

The Company measures at fair value certain of its financial and non-financial assets and liabilities by using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price, based on the highest and best use of the asset or liability. The levels of the fair value hierarchy are:

Level 1: Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3: Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The carrying amounts reported in the consolidated balance sheet for cash, accounts receivable, accounts payable, and accrued expenses, approximate their estimated fair market value based on the short-term maturity of these instruments. The carrying value of notes payable and other long-term liabilities approximate fair value as the related interest rates approximate rates currently available to the Company.

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Unaudited Financial Statements

For the six months ended June 30, 2018

Note 2 – Summary of Significant Accounting Policies (continued)

Financial assets and liabilities are classified in their entirety within the fair value hierarchy based on the lowest level of input that is significant to their fair value measurement. The Company measures the fair value of its marketable securities by taking into consideration valuations obtained from third-party pricing sources. The pricing services utilize industry standard valuation models, including both income and market-based approaches, for which all significant inputs are observable, either directly or indirectly, to estimate fair value. These inputs included reported trades of and broker-dealer quotes on the same or similar securities, issuer credit spreads, benchmark securities and other observable inputs.

The following tables present information about the Company’s assets measured at fair value on a recurring basis and the Company’s estimated level within the fair value hierarchy of those assets and liabilities as of June 30, 2018:

	Fair value measured at June 30, 2018
	Total carrying value at	Quoted prices in active markets	Significant other observable inputs	Significant unobservable inputs
	June 30, 2018	(Level 1)	(Level 2)	(Level 3)
Assets
Digital Currencies	$22,724,788	$22,724,788	$-	$-

There were no transfers between Level 1, 2 or 3 during the six months ended June 30, 2018.

The following table presents additional information about Level 1 assets measured at fair value. Changes in Level 1 assets measured at fair value for the six months ended June 30, 2018:

Digital currencies at fair value - December 31, 2017	$-
Additions of digital currencies	10,818,889
Realized gain on sale of digital currencies	6,876,424
Change in fair value of digital currencies	18,596,700
Proceeds from sale of digital currencies	(13,567,225)

Digital Currencies at fair value - June 30, 2018	$22,724,788

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Unaudited Financial Statements

For the six months ended June 30, 2018

Note 2 – Summary of Significant Accounting Policies (continued)

The Company uses Level 1 of the fair value hierarchy to measure the fair value of digital currencies and revalues its digital currencies at every reporting period and recognizes gains or losses in the condensed statements of operations that are attributable to the change in the fair value of the digital currency.

As at June 30, 2018, the Company’s digital currencies consisted of Ether and XYO Tokens, with a fair value of $22,724,788. Digital currencies are recorded at their fair value on the date they are received as revenues and are revalued to their current market value at each reporting date. Fair value is determined by taking the spot rate from the most liquid exchanges. The realized gain of $6,876,424 on sale of digital currencies is recognized in “Other income” on the Statement of Operations.

Sales Tax – Sales tax collected from customers and remitted to various government agencies is on a net basis (excluded from sales) in the statements of operations.

Shipping and Handling Fees – The shipping and handling fees billed to customers are recorded as sales. The cost of shipping and handling fees are recorded as a component of cost of sales.

Cost of sales – Cost of sales includes the cost of product, packaging, inbound freight, and any other direct costs associated with receipt of goods. Other costs, including purchasing, receiving, quality control, and warehousing are classified as general and administrative expenses.

Warranty Costs – The Company specifically warrants its products for two years, free of defects in materials and workmanship. The Company’s history of costs associated with any repair or replacement of product have been insignificant, and as such, the Company provides, by a current charge to cost of sales, any costs of replacement obligations for products sold.

Research and Development Costs – The Company expenses research and development costs as incurred. Research and development expenses are comprised of costs incurred in performing research and development activities, including professional service costs, contracted services, license agreements and other outside costs.

Advertising Costs – The Company advertises through catalogs, trade shows, and the internet. The costs are expensed as incurred. Advertising costs for the six months ended June 30, 2018 and 2017 were $5,235,162 and $409,147, respectively.

Programming, Hosting and Technology Expense – Programming, hosting and technology expense includes salary and stock-based compensation for engineers and developers, data center, domain name and other hosting expenses and software licensing fees and various other technology related expenses. These costs are currently not material and included in general and administrative expenses.

Software Development Costs – The Company applies the principles of ASC 985-20, Software-Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed (“ASC 985-20”). ASC 985-20 requires that software development costs incurred in conjunction with product development be charged to research and development expense until technological feasibility is established. Thereafter, until the product is released for sale, software development costs must be capitalized and reported at the lower of unamortized cost or net realizable value of the related product. The Company has adopted the “tested working model” approach to establishing technological feasibility for its products. Under this approach, the Company does not consider a product in development to have passed the technological feasibility milestone until the Company has completed a model of the application that

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Unaudited Financial Statements

For the six months ended June 30, 2018

Note 2 – Summary of Significant Accounting Policies (continued)

contains essentially all the functionality and features of the final product and has tested the model to ensure that it works as expected. To date, the Company has not incurred significant costs between the establishment of technological feasibility and the release of the application; thus, the Company has expensed all software development costs as incurred.

Internal Use Software – The Company recognizes internal use software development costs in accordance with ASC 350-40, Intangibles-Goodwill and Other-Internal Use Software (“ASC 350-40”). Thus, the Company capitalizes software development costs, including costs incurred to purchase third-party software, beginning when it determines certain factors are present including, among others, that technology exists to buy and/or achieve the performance requirements versus internal development decisions have been made. The Company has not capitalized any internal use software costs to-date. The estimated useful life of costs capitalized will generally be three years.

Share Based Compensation – The Company accounts for share based compensation arrangements through the measurement and recognition of compensation expense for all option-based payment awards to employees, consultants and directors based on estimated fair values. For employees and directors, fair value is measured at the date of grant and remains constant during the vesting of the grant. For all others, fair value is measured at each date on which vesting of the grant occurs. The Company uses the Black-Scholes option valuation model to estimate the fair value of options and warrants at the date of grant. The Black-Scholes option valuation model requires the input of subjective assumptions to calculate the value of warrants and options. The Company uses comparable company data among other information to estimate the expected price volatility and the expected forfeiture rate.

Income Taxes – The Company became a tax paying entity for Federal income tax purposes on May 26, 2016. All taxable income prior to that was reported to the individual members and reported on their respective individual income tax returns. Once the Company became a corporation for tax purposes, income taxes were accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the related temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized when the rate change is enacted. Valuation allowances are recorded to reduce deferred tax assets to the amount that will more likely than not be realized.

The Company adopted the accounting guidance for uncertainty in income taxes. The Company recognizes tax positions in the financial statements when it is more-likely-than-not the position will be sustained upon examination by the tax authorities. As of June 30, 2018, and December 31, 2017, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements. The Company recognizes interests and penalties related to uncertain tax positions in general and administrative expenses. The Company’s tax returns are subject to examination by the Federal taxing authorities for a period of three years from the date they are filed and a period of four years for California taxing authorities.

Recent Accounting Pronouncements – In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2014-09,Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”) as amended by ASU 2015-14, which completes the joint effort by the FASB and the International Accounting Standards Board to improve financial reporting by creating common revenue recognition guidance for GAAP and the International Financial Reporting Standards. These ASU’s became effective for the Company beginning January 1, 2018. The adoption of ASC 606 did not have a material impact on the Company’s condensed financial statements and related disclosures.

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Unaudited Financial Statements

For the six months ended June 30, 2018

Note 2 – Summary of Significant Accounting Policies (continued)

In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”), which, for operating leases, requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its balance sheet. The standard also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. ASU 2016-02 is effective for public companies for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company is evaluating the potential impact of this guidance on the Company’s financial statements.

In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation (“ASU 2017-09”). ASU 2017-09 provides clarity and reduces both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, to a change to the terms or conditions of a share-based payment award. The amendments in ASU 2017-09 should be applied prospectively to an award modified on or after the adoption date. This ASU is effective for fiscal years beginning after December 15, 2017, including interim periods within those years. The Company adopted the new standard on January 1, 2018. The adoption of ASU 2017-09 did not have an impact on its consolidated financial statements and related disclosures.

Subsequent Events – Management has evaluated subsequent events related to the historical financial statements through September 25, 2018, the date which the financial statements were available to be issued. See Note 11 for discussion of significant subsequent events.

Note 3 – Property and Equipment

Property and equipment consisted of the following at June 30, 2018 and December 31, 2017:

	June 30, 2018	December 31, 2017

Office equipment	$116,027	$75,753

Furniture and fixtures	47,464	41,612

	163,491	117,365

Accumulated depreciation	(84,230)	(73,339)

	$79,261	$44,026

Depreciation expense was $10,697 and $10,412 for the six months ended June 30, 2017 and 2018, respectively, and includes depreciation on the Company’s leased assets.

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Unaudited Financial Statements

For the six months ended June 30, 2018

Note 4 – Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following at June 30, 2018 and December 31, 2017:

	2018	2017

Accounts payable	$1,076,473	$966,961

Credit card liabilities	403	90,393

Payroll and benefits	42,409	106,836

Accrued interest	66,036	114,163

Other	145,774	61,314

	$1,331,095	$1,339,667

Note 5 – Commitments and Contingencies

Operating Leases

The Company leases office space under a lease agreement through June 2019. The Company has an option to renew the lease for five years. Future minimum lease payments are as follows for the years ending:

Years ending December 31,	Amount

2018	$134,784

2019	138,672

Total	$273,456

The Company subleased approximately five percent of its leased property to a subtenant in 2017 and approximately half of its leased property to two subtenants in 2016 but reserves the right to retake possession of such subleased space. Rent expense was $100,989 and $110,519, for the six months ended June 30, 2018 and 2017, respectively.

Litigation

On February 16, 2017 the Company received a cease and desist letter from Basix, Inc. (“Basix”) regarding the Company’s registered trademark “Never Lose Anything Again”. After several discussions, Basix’s attorney offered a license to the trademark for $250,000. Thereafter, on May 16, 2017, the Company filed a petition with the Trademark Trial and Appeal Board to cancel Basix’s mark “Never Lose Anything Again” based on the mark being descriptive. A petition for cancellation is a trial “on the papers.” The Company’s final brief is due on November 26, 2018. On September 16, 2018, Basix’s attorney offered a perpetual, non-exclusive license to the trademark for $7,500. As of June 30, 2018, the Company has not recorded an accrual as the Company believes that it has a strong case for the cancellation of Basix’s mark.

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Unaudited Financial Statements

For the six months ended June 30, 2018

Note 5 – Commitments and Contingencies (continued)

The Company is currently evaluating a potential threatened lawsuit from Google Inc., which management believes to be a frivolous claim and will vigorously defend this matter. The Company has not recorded an accrual as of June 30, 2018 as the Company believes there is no basis for their claim.

Note 6 – Line of Credit

In August 2016, the Company entered into an unsecured Business Line of Credit agreement with a financial institution with an initial amount not to exceed $25,000. The interest rate for the first six months is 0.99% and thereafter is equal to the prime rate plus 8.0%. As of June 30, 2018, and December 31, 2017, the Company had $0 and $21,699 outstanding under this agreement, and the interest rate was 12.50% and .99%, respectively.

Note 7 – Notes Payable

In August 2014, the Company entered into a $15,000 unsecured promissory note with an individual. The note had a term of 4 years, bore interest at 8% per annum and was convertible into Class A Preferred units at maturity date or if triggering events, such as a capitalization, change of control or other events, as defined occur. In May 2016, the outstanding loan and accrued interest totaling $17,223 was converted into 68,113 shares of Class B common stock.

In February 2017, the Company entered into a secured credit agreement with a lender to borrow up to $1,500,000. The Company borrowed $1,300,000 under this facility from unrelated parties and $200,000 from a shareholder (see Note 8). The notes mature on February 28, 2019. The Company is currently meeting its covenants, however, during the year ended December 31, 2017, these covenants were not met, and the Company incurred penalties, in the form of additional interest, for these violations. Interest is at 15% for the first six months, increasing to 17.5% for the next six months and 20% thereafter. Only interest payments are due during the first 12 months and interest and principal payments are due in monthly installments during the following 12 months. The credit agreement is guaranteed by the CEO of the Company and is secured by assets owned by the Company’s CEO. In addition, the Company issued warrants in conjunction with this borrowing allowing the unrelated parties to purchase 1,300,000 shares of the Company’s Class A common stock at $1.00 per share. These warrants were valued at $301,860 (see Note 9). The fair value of the warrant issued was treated as a debt discount, which will be amortized as interest expense over the life of the note. The Company recognized interest expense of $75,465 and $50,310 of interest expense pertaining to the amortization of the debt discount during the six months ended June 30, 2018 and 2017. The principal balance payable on this note at June 30, 2018 and December 31, 2017 was $758,331 and $1,300,000, respectively. The note is carried on the balance sheet at June 30, 2018 and December 31, 2017 at $657,712 and $1,123,915, respectively, which is net of the discount for the value of the warrant issued which is being accreted back to the value of the note over its term.

In 2017, the Company entered into settlement agreements with two of its’ outside vendors and agreed to pay the outstanding balances due to each vendor totaling $442,449 over the next four years. As a result of these settlements, these balances were converted from accounts payable to notes payable at December 31, 2017, are non-interest bearing, and will be repaid over the life of the agreements. As of June 30, 2018, and December 31, 2017, the Company had $362,524 and $442,449, respectively, outstanding under these agreements.

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Unaudited Financial Statements

For the six months ended June 30, 2018

Note 7 – Notes Payable (continued)

Future minimum payments for these notes payable are as follows for the years ending:

Years ending December 31,	Amount

Remaining 2018	$973,467

2019	70,334

2020	70,334

2021	6,720

2022	-

1,120,855
Less unamortized discount	(100,620)

Total	$1,020,235

Note 8 – Shareholders Notes Payable

In 2014, the Company entered into several separate unsecured note agreements with one of its members totaling $300,000 and were to mature at various dates in 2018. In 2015, the Company entered into several separate unsecured note agreements with one of its members totaling $1,968,096 and maturing at various dates in 2019. In 2016, the Company entered into several separate unsecured note agreements with two of its members totaling $1,884,736 and maturing at various dates in 2020. These notes bear interest at 8% per annum. In May 2016, the members converted the outstanding loans and accrued interest of $3,660,812 into 8,418,951 shares of Class B common stock.

In August 2016, June 2017 and September 2017, the Company entered into unsecured note and warrant purchase agreements with one of its shareholders. The notes were in the amounts of $150,000, $80,000 and $100,000 and mature in 2020, 2021 and 2021, respectively. These notes bear interest at 8% per annum. These notes are subordinate to the $1,500,000 credit agreement (Note 7). In connection with the notes payables, the Company issued warrants to purchase up to 330,000 shares of Class A common stock at an exercise price of $1.00 per share. These warrants were valued at $101,087 (see Note 9). The fair value of the warrants issued were treated as a debt discount, which will be amortized as interest expense over the life of the note. The Company recognized $12,636 and $7,893 of interest expense pertaining to the amortization of the debt discount during the six months ended June 30, 2018 and 2017, respectively. The principal balance payable on these notes at June 30, 2018 and December 31, 2017 was the full $330,000, respectively, however, the notes are carried on the balance sheets on June 30, 2018 and December 31, 2017 at $266,736 and $254,100, respectively, which is net of the discount for the value of the warrants issued which is being accreted back to the value of the note over its term.

In October 2016 and October 2017, the Company entered into an unsecured note with one of its shareholders. The notes were in the amount of $120,000 and $102,782 and mature in 2020 and 2021. These notes bear interest at 8% per annum. These notes are subordinate to the $1,500,000 credit agreement (Note 7). In connection with the notes payables, the Company issued warrants to purchase up to 102,782 shares of Class A common stock at an exercise price of $1.00 per share. These warrants were valued at $22,198 (see Note 9). The fair value of the warrants issued were treated as a debt discount, which will be amortized as interest expense over the life of the note. The Company recognized $2,693 and $0 of interest expense pertaining to the amortization of the debt discount during the year ended June 30, 2018 and 2017, respectively. The principal balance payable on these notes at June 30, 2018 and December 31, 2017 was $72,782 and $222,782, respectively, however, the notes are carried on the balance sheets on June 30, 2018 and December 31, 2017, at $54,858 and $202,155, respectively, which is net of the discount for the value of the warrant issued which is being accreted back to the value of the note over its term.

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Unaudited Financial Statements

For the six months ended June 30, 2018

Note 8 – Shareholders Notes Payable (continued)

In February 2017, the Company entered into a secured credit agreement with a lender to borrow up to $1,500,000. The Company borrowed $200,000 under this facility from a shareholder. The note matures on February 28, 2019. The Company is currently meeting its covenants, however, during the year, these covenants were not met and the Company incurred penalties, in the form of additional interest, for these violations. Interest is at 15% for the first six months, increasing to 17.5% for the next six month and 20% thereafter. Only interest payments are due during the first 12 months and interest and principal payments are due in monthly installments during the following 12 months. The credit agreement is guaranteed by the CEO of the Company and is secured by assets owned by the Company’s CEO. In addition, the Company issued warrants in conjunction with this borrowing allowing the shareholder to purchase 200,000 shares of the Company’s Class A common stock at $1.00 per share. These warrants were valued at $46,440 (see Note 9). The fair value of the warrant issued was treated as a debt discount, which will be amortized as interest expense over the life of the note. The Company recognized $14,666 and $0 of interest expense pertaining to the amortization of the debt discount during the six months ended June 30, 2018 and 2017. The principal balance payable on this note at June 30, 2018 and December 31, 2017 was $116,667 and $200,000, respectively. At June 30, 2018 and December 31, 2017, the note is carried on the balance sheet at $97,114 and $165,781, respectively, which is net of the discount for the value of the warrant issued which is being accreted back to the value of the note over its term.

The shareholder’s notes payable amounted to $418,697 and $622,036 as of June 30, 2018 and December 31, 2017, respectively. As of June 30, 2018, and December 31, 2017, the balance of accrued interest payable to the shareholders for these loans was $54,525 and $35,314, respectively, and is included in other accounts payable and accrued expenses.

Future minimum payments for these notes are as follows for the years ending:

Years ending December 31,	Amount
Remaining 2018	$227,782

2019	181,666

2020	110,000

2021	—
519,448
Less unamortized discount	(100,751)

Total	$418,697

Note 9 – Shareholders’/Members’ Deficit

Shareholders’ Deficit – The Company converted from a limited liability company to a C-Corporation on May 26, 2016. The Company has authority to issue 130,000,000 shares, consisting of 60,000,000 shares of Class A common stock, $0.0001 par value per share, 40,000,000 shares of Class B common stock, $0.0001 par value per share, and 30,000,000 shares of undesignated preferred stock, $0.0001 par value per share. Holders of Class A common stock and Class B common stock have identical rights, including liquidation preferences, except that the holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to 10 votes per share on all matters submitted for a stockholder vote.

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Unaudited Financial Statements

For the six months ended June 30, 2018

Note 9 – Shareholders’/Members’ Deficit (continued)

The existing members’ ownership interest and the members vested profit units were transferred into Class B common stock. The vesting requirements for member profits units were carried over in the conversion into Class B common stock and the fair value of the unvested shares were determined at the time of conversion into a C-Corporation. In conjunction with the exchange of the profit units for Class B common stock, each employee profit unit holder was issued stock options for Class A common stock to attain their ownership basis as they had in the limited liability company. The vested and unvested number of Class B common stock and Class A common stock options were proportionate to their vesting schedules initially set under the Incentive Units. As each shareholder vests in their Class B common stock and Class A common stock options, the Company will recognize additional compensation. During the six months ended June 30, 2018 and 2017, 0 and 88,207 unvested shares of Class B common stock held by former employees were forfeited along with any unvested stock options, respectively.

In June 2016, a shareholder purchased 454,545 shares of Class B common stock for $200,000. In December 2016, the Company began accepting new shareholders pursuant to the offering circular submitted to the Securities and Exchange Commission in September 2016. For the six months ended June 30, 2018 and 2017, 121,915 and 471,715 shares of Class A common stock were issued proceeds of $975,320 and $471,715, respectively.

2016 Equity Plan – In June 2016, the Company approved the 2016 Equity Incentive Plan and authorized the issuance of 3,025,900 Class A common stock options and awards that may be granted to directors, employees and key consultants and in March 2018 the Company approved an increase in authorized options of up to 25,000,000 Class A common stock. The stock options are exercisable at no less than the fair market value of the underlying shares on the date of grant. Generally, one quarter of the stock options vest one year after the vesting commence date with the remainder vesting 1/36th per month thereafter. The stock options generally have a term of 10 years. The following table summarizes the stock option activity during the six months ended June 30, 2018:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (Years)

Outstanding - December 31, 2017	1,097,650	0.82	9.03

Granted	20,135,000	1.03	-

Forfeited	(40,000)	1.00	-

Outstanding – June 30, 2018	21,192,650	1.02	8.94

Total exercisable	15,460,572	1.00	8.95

Total unvested	5,732,078	5.97	8.94

Total vested or expected to vest	21,192,650	1.02	8.94

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Unaudited Financial Statements

For the six months ended June 30, 2018

Note 9 – Shareholders’/Members’ Deficit (continued)

The following table summarizes unvested stock options as of June 30, 2018 and December 31, 2017:

	Number of Shares	Fair Value Per Share on Grant Date

Unvested stock options - December 31, 2016	903,289

Granted	1,165,336	0.34 - 0.37

Vested	(210,390)	0.17 - 0.74

Forfeited	(1,176,451)	0.17 - 0.74

Unvested stock options - December 31, 2017	681,784

Granted	20,135,000	(.002) - 0.00014

Vested	(15,044,706)	0.00012 - .74

Forfeited	(40,000)	0.37

Unvested stock options - June 30, 2018	5,732,078

Total share-based compensation related to the issuance of Class B common stock and stock options exercisable into Class A common stock for the years ended June 30, 2018 and 2017 was $40,333 and $77,077, respectively. As of June 30, 2017, approximately $260,332 of unrecognized compensation expense related to the Company’s stock options is expected to be recognized over a weighted average period of 2.11 years.

The following table summarizes the assumptions used by the Company for calculating the fair value of the stock options and warrants using the Black-Scholes valuation model:

Six months ended June 30, 2018
Weighted Average Assumptions:
Risk-free interest rate	2.73% - 2.81%
Expected dividend yield	-
Expected volatility	44% - 45%
Expected term (in years)	5 - 7.01

Warrants – In August 2016, June 2017, September 2017 and October 2017, the Company entered into note and warrant purchase agreements with two of its shareholders. These warrants allow the shareholders to purchase 632,782 shares of Class A common stock at a price per share of $1.00. Assumptions used to calculate the fair value of these warrants was the same as used to calculate the options above. These warrants mature in 2020 and 2021.

In February 2017, the Company entered into a secured credit agreement with a lender and issued warrants in conjunction with this borrowing allowing the purchase of 1,300,000 shares of the Company’s Class A common stock at a price per share of $1.00. Assumptions used to calculate the fair value of these warrants was the same as used to calculate the options above. These warrants mature in 2021.

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Unaudited Financial Statements

For the six months ended June 30, 2018

Note 9 – Shareholders’/Members’ Deficit (continued)

In February 2016, the Company entered into an agreement with StartEngine Crowdfunding, Inc. (“StartEngine”) to host the Company’s public offering. The agreement provided for the issuance of 8,167 warrants based on the number of individual investors who invest through the StartEngine portal website. Each warrant allows for the purchase of one share of Class A common stock and the warrant matures in 2021.

Note 10 – Income Taxes

A reconciliation of income tax expense computed at the statutory federal income tax rate to income taxes as reflected in the financial statements is as follows:

Six months ended June 30, 2018

Federal income tax expense at statutory rate	$1,154,151

State income tax (net of Federal benefit)	387,166

Permanent differences	22,274

Change in valuation allowance	(1,688,796)

Total	$(125,206)

(1)	The U.S. Tax Cuts and Jobs Act was enacted on December 22, 2017. The bill’s many changes included a reduction in the Company’s corporate tax rate from 34% to 21% beginning 2018.

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The significant components of the Company’s deferred tax assets are comprised of the following:

June 30, 2018

Deferred tax assets:

Timing differences of deductions	$209,523

Net operating loss carryforwards	135,678

Depreciation differences	(83)

Total deferred assets	345,118

As of June 30, 2018, the Company had U.S. federal net operating loss carryforwards of $136,000, which may be available to offset future income tax liabilities and will expire in 2036.

Under the provisions of the Internal Revenue Code, the net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Net operating loss and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has completed financings since May 2016 which may have resulted in a change in control as defined by Sections 382 and 383 of the Internal Revenue Code or could result in a change in control in the future.

XY – the Findables Company (f.k.a. Ength Degree, LLC)

Notes to the Unaudited Financial Statements

For the six months ended June 30, 2018

Note 10 – Income Taxes (continued)

The Company will recognize interest and penalties related to uncertain tax positions in income tax expense. As of June 30, 2018, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in the Company’s statements of operations.

Note 11 – Subsequent Events

On July 6, 2018, we entered into an Asset Purchase Agreement with Parallel Holding Company Inc. (“Seller”), Kevin Weiler, Graham McBain and LayerOne Acquisition LLC (“Buyer”), a wholly-owned subsidiary of the Company, pursuant to which Buyer purchased substantially all of Seller’s assets and assumed certain of Seller’s liabilities, each as specifically set forth in the Purchase Agreement. Seller is a developer of a cryptocurrency-based game known as “LayerOne.”

The aggregate consideration paid to Seller was 375,000 shares of the Company’s Class A Common Stock, equal to approximately $3 million, and 350 ETH, equal to approximately $165,000.

The Purchase Agreement contains customary representations and warranties that generally survive until the second anniversary of the closing date.

The Company has paid off all existing debts to our outside vendors (see Note 7) for a total of $362,524 as of September 25, 2018.

EXHIBIT INDEX

Exhibit Number	Description

2.1	Certificate of Incorporation of the Company, as currently in effect (previously filed as an exhibit to the initial Preliminary Offering Circular on June 17, 2016)

2.2	Bylaws of the Company, as currently in effect (previously filed as an exhibit to the initial Preliminary Offering Circular on June 17, 2016)

4.1	Form of Subscription Agreement (previously filed as an exhibit to the Semiannual Report on Form 1-SA on September 21, 2017)

4.2	Class A Common Stock Warrant by and between the Company and The Frownfelter Family Trust dated August 12, 2016 (previously filed as an exhibit to the second amended Preliminary Offering Circular on September 21, 2016)

6.1	2016 Equity Incentive Plan (previously filed as an exhibit to the initial Preliminary Offering Circular on June 17, 2016)

6.2	Stock Purchase Agreement by and between the Company and Craig and Susanna Frownfelter dated June 9, 2016 (previously filed as an exhibit to the Annual Report on Form 1-K on April 27, 2017) (previously filed as an exhibit to the Annual Report on Form 1-K on April 27, 2017)

6.3	2017 Bonus Incentive Compensation Plan (previously filed as an exhibit to the Semiannual Report on Form 1-SA on September 21, 2017)

6.4	Promissory Note by and between the Company and The Frownfelter Family Trust UAD 5/11/2015 dated June 23, 2017 (previously filed as an exhibit to the Semiannual Report on Form 1-SA on September 21, 2017)

6.5	Class A Common Stock Warrant by and between the Company and The Frownfelter Family Trust UAD 5/11/2015 dated June 23, 2017 (previously filed as an exhibit to the Semiannual Report on Form 1-SA on September 21, 2017)

6.6	Credit Agreement, dated February 28, 2017, by and between XY – the Findables Company and CRIM, LLC (previously filed as an exhibit to the Current Report on Form 1-U on March 3, 2017)

6.7	Transfer Agent and Registrar Agreement, dated March 13, 2017, by and between XY – the Findables Company and VStock Transfer, LLC (previously filed as an exhibit to the Current Report on Form 1-U on March 17, 2017)

6.8	Promissory Note by and between the Company and The Frownfelter Family Trust UAD 5/11/2015 dated September 25, 2017 (previously filed as an exhibit to the Form 1-A on October 26, 2017)

6.9	Class A Common Stock Warrant by and between the Company and The Frownfelter Family Trust UAD 5/11/2015 dated September 25, 2017 (previously filed as an exhibit to the Form 1-A on October 26, 2017)

6.10	Common Stock Warrant by and between the Company and Arie Trouw dated October 4, 2017 (previously filed as an exhibit to the Form 1-A on March 19, 2018)

6.11	Promissory Note by and between the Company and Arie Trouw dated October 4, 2017 (previously filed as an exhibit to the Form 1-A on March 19, 2018)

6.12	Registered Transfer Agent Agreement by and between the Company and FundAmerica Stock Transfer, LLC dated September 2, 2016 (previously filed as an exhibit to the second amended Preliminary Offering Circular on September 21, 2016)

6.13	Technology Services Agreement by and between the Company and FundAmerica, LLC dated September 2, 2016 (previously filed as an exhibit to the second amended Preliminary Offering Circular on September 21, 2016)

7.1	Asset Purchase Agreement, dated July 6, 2018, by and among the Company, Parallel Holding Company Inc., Kevin Weiler, Graham McBain and LayerOne Acquisition LLC (previously filed as an exhibit to the Current Report on Form 1-U on July 12, 2018)

8.1	Escrow Services Agreement by and between the Company and Provident Trust Group, LLC dated September 7, 2016 (previously filed as an exhibit to the second amended Preliminary Offering Circular on September 21, 2016)

11.1	Consent of PKF, LLP

12.1	Opinion of Stradling Yocca Carlson & Rauth, P.C.

13.1	Testing the Waters materials (previously filed as an exhibit to the initial Preliminary Offering Circular on June 17, 2016)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on October 11, 2018.

XY – THE FINDABLES COMPANY

By:	/s/ Arie Trouw

Name:	Arie Trouw
Title:	Chairman and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arie Trouw, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form 1-A offering statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Arie Trouw Arie Trouw	Chief Executive Officer and Director	October 11, 2018

/s/ Arie Trouw Arie Trouw	Chief Financial Officer	October 11, 2018

/s/ Scott Scheper Scott Scheper	Director	October 11, 2018

/s/ Nick Urbani Nick Urbani	Director	October 11, 2018